
                                                                   EXHIBIT 10.78

                                                                  EXECUTION COPY

                               PURCHASE AGREEMENT

                                 BY AND BETWEEN

                       WILLIAMS GAS PIPELINE COMPANY, LLC
                                    AS SELLER

                                       AND

                           SOUTHERN STAR CENTRAL CORP.
                                    AS BUYER,

                          FOR THE PURCHASE AND SALE OF
                              ALL THE CAPITAL STOCK

                                       OF

                      WILLIAMS GAS PIPELINES CENTRAL, INC.
                             A DELAWARE CORPORATION

               AND ALL LIMITED LIABILITY COMPANY MEMBERSHIP UNITS

                                       OF

                    WESTERN FRONTIER PIPELINE COMPANY, L.L.C.
                      A DELAWARE LIMITED LIABILITY COMPANY

                                   DATED AS OF

                               SEPTEMBER 13, 2002

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                                TABLE OF CONTENTS

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ARTICLE I SALE AND PURCHASE......................................................................     1

         SECTION 1.1.      Agreement to Sell and to Purchase; Closing............................     1
         SECTION 1.2.      Purchase Price........................................................     2
         SECTION 1.3.      Adjustment to Purchase Price..........................................     2

ARTICLE II REPRESENTATIONS AND WARRANTIES OF SELLER..............................................     4

         SECTION 2.1.      Corporate Organization................................................     4
         SECTION 2.2.      Capitalization; Title.................................................     4
         SECTION 2.3.      Subsidiaries and Equity Interests.....................................     5
         SECTION 2.4.      Validity of Agreement; Authorization..................................     5
         SECTION 2.5.      No Conflict or Violation..............................................     5
         SECTION 2.6.      Consents and Approvals................................................     5
         SECTION 2.7.      Financial Statements..................................................     6
         SECTION 2.8.      Absence of Certain Changes or Events..................................     6
         SECTION 2.9.      Tax Matters...........................................................     6
         SECTION 2.10.     Absence of Undisclosed Liabilities....................................     7
         SECTION 2.11.     Real and Personal Property............................................     8
         SECTION 2.12.     Intellectual Property and Computer Hardware...........................     8
         SECTION 2.13.     Licenses, Permits and Governmental Approvals..........................     9
         SECTION 2.14.     Compliance with Law...................................................     9
         SECTION 2.15.     Litigation............................................................     9
         SECTION 2.16.     Contracts.............................................................    10
         SECTION 2.17.     Brokers...............................................................    10
         SECTION 2.18.     Employee Plans........................................................    11
         SECTION 2.19.     Insurance.............................................................    13
         SECTION 2.20.     Environmental; Health and Safety Matters..............................    13
         SECTION 2.21.     Regulatory Matters....................................................    14
         SECTION 2.22.     No Other Representations..............................................    15

ARTICLE III REPRESENTATIONS AND WARRANTIES OF BUYER..............................................    15

         SECTION 3.1.      Corporate Organization................................................    15
         SECTION 3.2.      Validity of Agreement.................................................    15
         SECTION 3.3.      No Conflict or Violation; No Defaults.................................    16
         SECTION 3.4.      Consents and Approvals................................................    16
         SECTION 3.5.      Financial Ability.....................................................    16
         SECTION 3.6.      Brokers...............................................................    16
         SECTION 3.7.      Independent Investigation.............................................    16
         SECTION 3.8.      Investment Intent; Investment Experience;
                           Restricted Securities.................................................    17

ARTICLE IV COVENANTS.............................................................................    17

         SECTION 4.1.      Certain Changes and Conduct of Business...............................    17

                                       i


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                                Table of Contents

                                  (continued)

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         SECTION 4.2.      Access to Properties and Records......................................    19
         SECTION 4.3.      Employee Matters......................................................    20
         SECTION 4.4.      Consents and Approvals................................................    23
         SECTION 4.5.      Further Assurances....................................................    24
         SECTION 4.6.      Reasonable Efforts....................................................    25
         SECTION 4.7.      Notice of Breach......................................................    25
         SECTION 4.8.      Confidential Information..............................................    25
         SECTION 4.9.      Negotiations..........................................................    25
         SECTION 4.10.     Tax Covenants.........................................................    26
         SECTION 4.11.     Insurance, Bonds and Collateral.......................................    28
         SECTION 4.12.     Information Technology................................................    28
         SECTION 4.13.     Software License......................................................    29
         SECTION 4.14.     Non-software Copyright License........................................    30
         SECTION 4.15.     Transitional Trademark License........................................    30
         SECTION 4.16.     Audit or Review of Financial Statements...............................    31
         SECTION 4.17.     Termination of Certain Related Party Contracts........................    31

ARTICLE V CONDITIONS TO OBLIGATIONS OF BUYER.....................................................    32

         SECTION 5.1.      Receipt of Documents..................................................    32
         SECTION 5.2.      Representations and Warranties of Seller..............................    32
         SECTION 5.3.      Performance of Seller's Obligations...................................    33
         SECTION 5.4.      Consents and Approvals................................................    33
         SECTION 5.5.      No Violation of Orders................................................    33
         SECTION 5.6.      Transition Services Agreement; Litigation
                           Cooperation Agreement.................................................    33
         SECTION 5.7.      Opinion of Counsel to Buyer...........................................    34
         SECTION 5.8.      Opinion of Counsel to Seller..........................................    34
         SECTION 5.9.      Fairness Opinion......................................................    34

ARTICLE VI CONDITIONS TO OBLIGATIONS OF SELLER...................................................    34

         SECTION 6.1.      Representations and Warranties of Buyer...............................    34
         SECTION 6.2.      Performance of Buyer's Obligations....................................    34
         SECTION 6.3.      Consents and Approvals................................................    34
         SECTION 6.4.      No Violation of Orders................................................    34
         SECTION 6.5.      Purchase Price........................................................    35

ARTICLE VII TERMINATION AND ABANDONMENT..........................................................    35

         SECTION 7.1.      Methods of Termination; Upset Date....................................    35
         SECTION 7.2.      Procedure Upon Termination............................................    36

ARTICLE VIII SURVIVAL; INDEMNIFICATION...........................................................    36

         SECTION 8.1.      Survival..............................................................    36
         SECTION 8.2.      Indemnification Coverage..............................................    36
         SECTION 8.3.      Procedures............................................................    38

                                       ii


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                                TABLE OF CONTENTS

                                  (continued)

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         SECTION 8.4.      Waiver of Consequential, Etc. Damages.................................    39
         SECTION 8.5.      Compliance with Express Negligence Rule...............................    39
         SECTION 8.6.      Liquidated Damages....................................................    39
         SECTION 8.7.      Remedy................................................................    40
         SECTION 8.8.      Tax Treatment of Indemnity Payments...................................    40

ARTICLE IX MISCELLANEOUS PROVISIONS..............................................................    40

         SECTION 9.1.      Publicity.............................................................    40
         SECTION 9.2.      Successors and Assigns; No Third-Party Beneficiaries..................    40
         SECTION 9.3.      Investment Bankers, Financial Advisors, Brokers and Finders...........    41
         SECTION 9.4.      Fees and Expenses.....................................................    41
         SECTION 9.5.      Notices...............................................................    41
         SECTION 9.6.      Entire Agreement......................................................    42
         SECTION 9.7.      Waivers and Amendments................................................    43
         SECTION 9.8.      Severability..........................................................    43
         SECTION 9.9.      Titles and Headings...................................................    43
         SECTION 9.10.     Signatures and Counterparts...........................................    43
         SECTION 9.11.     Enforcement of the Agreement..........................................    43
         SECTION 9.12.     Governing Law.........................................................    44
         SECTION 9.13.     Disclosure............................................................    44
         SECTION 9.14.     Disclaimer of Warranties..............................................    44
         SECTION 9.15.     Consent to Jurisdiction...............................................    45
         SECTION 9.16.     Bulk Sales or Transfer Laws...........................................    45
         SECTION 9.17.     Certain Definitions...................................................    45

Disclosure Schedules

Schedule 1.2               Purchase Price Allocation
Schedule 1.3               Working Capital
Schedule 2.1               Corporate Organization - Qualifications
Schedule 2.5               Conflict or Violation
Schedule 2.6               Consents and Approvals
Schedule 2.8               Absence of Certain Changes or Events
Schedule 2.9               Tax Matters
Schedule 2.10(a)           Absence of Undisclosed Liabilities
Schedule 2.10(b)           Absence of Undisclosed Liabilities
Schedule 2.11(a)           Rights of Way
Schedule 2.11(b)           Property Restrictions
Schedule 2.12              Intellectual Property
Schedule 2.13              Licenses, Permits and Governmental Approvals

                                      iii

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                                TABLE OF CONTENTS

                                  (continued)

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
Schedule 2.14              Compliance with Law
Schedule 2.15              Material Litigation or Potential or Threatened Claims
Schedule 2.16              Contracts
Schedule 2.17              Brokers
Schedule 2.18(a)(i)        Seller Plans
Schedule 2.18(a)(ii)       Employee Plans Sponsored or Maintained by the Company or the LLC
Schedule 2.18(b)(i)        Business Employees
Schedule 2.18(b)(ii)       Contracts, Agreements, Plans or Arrangements Covering Business Employees
Schedule 2.18(e)           Plans Providing Post-Employment Welfare Benefits
Schedule 2.18(k)(i)        Business Employees Covered by a Collective Bargaining Agreement
Schedule 2.18(k)(ii)       Business Employees Represented by a Union or Other Bargaining Agent
                           within the Last Three Years
Schedule 2.19              Property and Casualty Insurance
Schedule 2.20              Environmental; Health and Safety Matters
Schedule 3.4               Consents and Approvals
Schedule 3.6               Brokers
Schedule 4.1               Certain Changes and Conduct of Business
Schedule 4.11              Bonds, Letters of Credit and Cash Collateral
Schedule 4.17              Related Third Party Contracts Not Terminated as of Closing Date

                               PURCHASE AGREEMENT

                  THIS PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of this 13th day of September, 2002, by and between WILLIAMS GAS PIPELINE COMPANY, LLC, a Delaware limited liability company ("SELLER"), and SOUTHERN STAR CENTRAL CORP., a Delaware corporation ("BUYER").

                              W I T N E S S E T H:

                  WHEREAS, Seller owns 100% of the issued and outstanding capital stock (the "SHARES") of Williams Gas Pipelines Central, Inc. (the "COMPANY"); and

                  WHEREAS, Seller owns 100% of the issued and outstanding limited liability company interests (the "MEMBERSHIP UNITS") of Western Frontier Pipeline Company, L.L.C., a Delaware limited liability company (the "LLC"); and

                  WHEREAS, Buyer desires to purchase the Shares and the Membership Units from Seller, and Seller desires to sell the Shares and the Membership Units to Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement; and

                  WHEREAS, on the date hereof, The Williams Companies, Inc. ("PARENT") entered into a Guaranty Agreement in favor of Buyer and the other Buyer Indemnified Parties, pursuant to which Parent guaranteed the performance of all of Seller's obligations under this Agreement and the Transaction Documents (as defined herein); and

                  WHEREAS, on the date hereof, the ultimate parent of Buyer ("BUYER PARENT") entered into a Guaranty Agreement in favor of Seller and the other Seller Indemnified Parties, pursuant to which Buyer Parent guaranteed the performance of all of Buyer's obligations under this Agreement and the Transaction Documents;

                  NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein, the parties hereto hereby agree as follows:

                                   ARTICLE I
                                SALE AND PURCHASE

                  SECTION 1.1       AGREEMENT TO SELL AND TO PURCHASE; CLOSING

                  (a) On the Closing Date (as hereinafter defined) and upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, all of the Shares and the Membership Units, free and clear of any pledges, restrictions on transfer, proxies and voting or other agreements, liens, claims, charges, mortgages, security interests or other legal or equitable encumbrances, limitations or restrictions of any nature whatsoever other than as may be set forth in the Organizational Documents (as defined in Section 2.2) of the Company or the LLC ("ENCUMBRANCES").

                  (b) The closing of such sale and purchase (the "CLOSING") shall take place at 10:00 a.m. (New York time), at the offices of Seller's counsel, Andrews and Kurth L.L.P., 805 Third Avenue, New York, NY 10022, or at such other place as the parties hereto shall agree in writing no later than the later of (i) one business day following the expiration of the Hart-Scott-Rodino waiting period or (ii) satisfaction of the conditions to the obligations of Buyer and Seller set forth in Article V and VI (other than those conditions that by their nature are to be fulfilled at Closing) (the "CLOSING DATE"). At Seller's option, the Closing Date may be delayed up to ten (10) days by written notice to Buyer. At the Closing, Seller shall deliver to Buyer (i) the stock certificates representing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank in form and substance reasonably acceptable to Buyer and Seller (the "STOCK TRANSFER") and (ii) a duly executed bill of sale, in form and substance reasonably satisfactory to Buyer and Seller, transferring the Membership Units (the "BILL OF SALE"). In full consideration and exchange for the Shares and the Membership Units, Buyer shall thereupon pay to Seller the Purchase Price as provided in Section 1.2 hereof.

                  SECTION 1.2.      PURCHASE PRICE

                  The purchase price for the Shares and the Membership Units (the "PURCHASE PRICE") shall be Three Hundred and Eighty Million Dollars ($380,000,000.00) as adjusted in accordance with Section 1.3. In addition, Buyer acknowledges that the Company has outstanding debt in the principal amount of One Hundred Seventy-Five Million Dollars ($175,000,000.00) plus accrued and unpaid interest thereon. This results in an enterprise value for the transaction of Five Hundred and Fifty-Five Million Dollars ($555,000,000). On the Closing Date, Buyer shall deliver to Seller the Purchase Price, which shall be paid by wire transfer to Seller of immediately available funds made to a bank account in the United States of America designated in writing by Seller not less than three business days before the Closing Date. The Purchase Price shall be allocated among the Shares and the Membership Units in accordance with Schedule 1.2.

                  SECTION 1.3.      ADJUSTMENT TO PURCHASE PRICE

                  (a) Schedule 1.3 sets forth the Working Capital of the Company as of June 30, 2002 (the "BASE STATEMENT") based on the Financial Statements. "WORKING CAPITAL" shall mean Current Assets less Current Liabilities. "CURRENT ASSETS" shall mean current assets of the Company as reflected in the financial statements of the Company as of the relevant date of determination, but excluding intercompany receivables (that is, receivables from the Seller and its Affiliates), prepaid insurance and deferred taxes. "CURRENT LIABILITIES" shall mean the current liabilities of the Company as reflected in the financial statements of the Company as of the relevant date of determination, but excluding intercompany payables (that is, payables to the Seller or any of its Affiliates), the current portion of long-term debt, deferred taxes and accrued liability for Taxes for which Seller is liable pursuant to Section 4.10. Within 60 days following the Closing Date, Seller shall prepare and deliver to Buyer a statement (the "CLOSING STATEMENT"), which shall set forth in reasonable detail the amount of Working Capital of the Company as of the Closing Date based upon a balance sheet prepared as of the Closing Date on a basis consistent with the balance sheet included in the Financial Statements and a calculation of the adjustment to the Purchase Price that is payable based upon the difference between the Working Capital in the Base Statement and the Working Capital in the Closing Statement. Buyer agrees, at no cost to Seller, to give Seller and its authorized representatives reasonable access to such employees, officers and other facilities and such books and records of the Company and the LLC as are reasonably necessary to allow Seller and its authorized representatives to prepare the Closing Statement. The Base Statement shall be prepared in accordance with RAP (as defined in Section 2.7) and on a basis consistent with the Financial

Statements using the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Financial Statements. The Closing Statement shall be prepared in accordance with RAP and on a basis consistent with the Financial Statements, using the same accounting methods, policies, practices, procedures and adjustments as were used in the preparation of the Financial Statements and the Base Statement.

                  (b) Following its receipt from Seller of the Closing Statement, Buyer shall have 10 days to review the Closing Statement and to inform Seller in writing of any disagreement (the "OBJECTION") which it may have with the Closing Statement, which objection shall specify in reasonable detail Buyer's disagreement with the Closing Statement. If Seller does not receive the Objection within such 10-day period, the amount of Working Capital set forth on the Closing Statement delivered pursuant to Section 1.3(a) shall be deemed to have been accepted by Buyer and shall become binding upon Buyer. If Buyer does timely deliver an Objection to Seller, Seller shall then have 10 days from the date of receipt of such Objection (the "REVIEW PERIOD") to review and respond to the Objection. Buyer and Seller shall attempt in good faith to resolve any disagreements with respect to the determination of Working Capital of the Company as of the Closing Date or the amount of the adjustment to the Purchase Price. If they are unable to resolve all of their disagreements with respect to the determination of Working Capital of the Company as of the Closing Date or the amount of the adjustment to the Purchase Price within 10 days following the expiration of Seller's Review Period, they may refer, at the option of either Buyer or Seller, their differences to KPMG LLP, or if KPMG LLP decline to accept such engagement, an internationally recognized firm of independent public accountants selected jointly by Buyer and Seller, who shall determine only with respect to the differences so submitted, whether and to what extent, if any, the amount of Working Capital of the Company as of the Closing Date set forth in the Closing Statement requires adjustment. If Buyer and Seller are unable to so select the independent public accountants within five days of KPMG LLP declining to accept such engagement, either Buyer or Seller may thereafter request that the American Arbitration Association make such selection (as applicable, KPMG LLP, the firm selected by Buyer and Seller or the firm selected by the American Arbitration Association is referred to as the "CPA FIRM"). Buyer and Seller shall direct the CPA Firm to use its reasonable best efforts to render its determination within 30 days after the issue is first submitted to the CPA Firm. The CPA Firm's determination shall be conclusive and binding upon Buyer and Seller. The fees and disbursements of the CPA Firm shall be shared equally by Buyer and Seller. Buyer and Seller shall make readily available to the CPA Firm all relevant books and records relating to the Closing Statement and all other items reasonably requested by the CPA Firm. The Closing Statement as agreed to by Buyer and Seller or as determined by the CPA Firm shall be referred to as the "FINAL CLOSING STATEMENT".

                  (c) In the event that Working Capital on the Final Closing Statement exceeds Working Capital on the Base Statement, then Buyer shall pay to Seller in cash the amount of such excess. In the event that Working Capital on the Base Statement exceeds Working Capital on the Final Closing Statement, then Seller shall pay to Buyer in cash the amount of such excess. All amounts payable under this Section 1.3(c) shall be paid within three business days of the determination of the Final Closing Statement by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by the recipient not less than one business day before such payment.

                  (d) The Seller and Buyer hereby agree that, on or before the Closing Date, all intercompany accounts between the Company and the Seller and the Seller's Affiliates shall be paid in full or offset, dividended or distributed to the Seller or its Affiliates or otherwise cancelled without payment. On or before the Closing Date, Seller also shall take, or shall cause the Company to take, all actions necessary to exclude as an asset of the Company the Company's investment in the 1Line System.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller hereby represents and warrants to Buyer as follows:

                  SECTION 2.1.      CORPORATE ORGANIZATION.

                  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The LLC is a limited liability company, duly formed, validly existing and in good standing under the laws of Delaware. Seller is duly formed, validly existing and in good standing under the laws of Delaware. Each of the Company and the LLC has all requisite power and authority and all governmental licenses, authorizations, permits, consents and approvals to own its respective properties and assets and to conduct its business as now conducted, except where the failure to have such licenses, authorizations, permits, consents and approvals would not have a Material Adverse Effect (as defined in Section 9.17). Each of the Company and the LLC is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not individually or in the aggregate have a Material Adverse Effect. Schedule 2.1 sets forth all of the jurisdictions in which the Company and the LLC are qualified to do business.

                  SECTION 2.2.      CAPITALIZATION; TITLE.

                  All of the outstanding Shares of the Company and all of the outstanding Membership Units of the LLC are owned of record and beneficially by Seller. All of the Shares and Membership Units have been validly issued, and the Shares are fully paid and nonassessable. Except for this Agreement, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire the Shares or Membership Units. There are no voting trusts or other agreements or understandings to which Seller, the Company or the LLC is a party with respect to the voting of the Shares or the Membership Units. There is no indebtedness of the Company or the LLC having general voting rights issued and outstanding. Except for this Agreement, there are no outstanding obligations of any person to repurchase, redeem or otherwise acquire outstanding Shares or Membership Units or any securities convertible into or exchangeable for any Shares or Membership Units. Seller has valid and marketable title to the Shares and Membership Units free and clear of any Encumbrances. True and correct copies of the Organizational Documents of the Company and the LLC with all amendments thereto to the date hereof, have been made available by the Seller to the Buyer or its representatives. "ORGANIZATIONAL DOCUMENTS" shall mean certificates of incorporation, by-laws, certificates of formation, limited liability company operating agreements, partnership or limited partnership agreements or other formation or governing documents of a particular entity.

                  SECTION 2.3.      SUBSIDIARIES AND EQUITY INTERESTS.

                  Neither the Company nor the LLC has any subsidiaries, and they do not own, directly or indirectly, any shares of capital stock, voting rights or other equity interests or investments in any other Person. Neither the Company nor the LLC has any rights to acquire by any means, directly or indirectly, any capital stock, voting rights, equity interests or investments in another Person.

                  SECTION 2.4.      VALIDITY OF AGREEMENT; AUTHORIZATION.

                  Seller has the power to enter into this Agreement and the Transaction Documents to which Seller is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Transaction Documents and the performance of its obligations hereunder and thereunder have been duly authorized by the Board of Directors of The Williams Companies, Inc. and the Management Committee of Seller, and no other proceedings on the part of Seller are necessary to authorize such execution, delivery and performance. This Agreement and the Transaction Documents each have been or will be duly executed by Seller and constitutes or will constitute Seller's valid and binding obligation enforceable against Seller in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles).

                  SECTION 2.5.      NO CONFLICT OR VIOLATION.

                  Except as set forth on Schedule 2.5, the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party does not and will not: (a) violate or conflict with any provision of the Organizational Documents of Seller; (b) violate any applicable provision of law, statute, judgment, order, writ, injunction, decree, award, rule, or regulation of any foreign, federal, tribal, state or local government, court, arbitrator, agency or commission or other governmental or regulatory body or authority ("GOVERNMENTAL AUTHORITY"); (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Company or the LLC is a party or by which either of them is bound or to which any of their respective properties or assets is subject; (d) result in the creation or imposition of any Encumbrance upon any of the properties or assets of the Company or the LLC; or (e) result in the cancellation, modification, revocation or suspension of any License (as defined in Section 2.14) of the Company or the LLC, except in the cases of clauses (b) -
(e) above as would not have a Material Adverse Effect.

                  SECTION 2.6.      CONSENTS AND APPROVALS.

                  Except as disclosed on Schedule 2.6, no material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (on the part of Seller, the LLC or the Company), is required as a condition to the execution and delivery of this Agreement and the Transaction Documents to which Seller is a party or the performance of their respective obligations hereunder or thereunder.

                  SECTION 2.7.      FINANCIAL STATEMENTS.

                  Seller has heretofore furnished to Buyer copies of the audited financial statements of the Company as of December 31, 2001, and December 31, 2000, and the notes thereto, and the unaudited balance sheet of the Company as of June 30, 2002, together with the related statements of income and cash flows for the period then ended (the "FINANCIAL STATEMENTS"). The Financial Statements were prepared from the books and records of the Company in accordance with the accounting principles prescribed by the Federal Energy Regulatory Commission ("RAP") applied on a consistent basis throughout the periods covered thereby. The Financial Statements present fairly in all material respects the financial position, results of operations and cash flows of the Company as of such dates and for the periods then ended (the partial year Financial Statements being subject to normal year-end audit adjustments consistent with prior periods).

                  SECTION 2.8.      ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  Except as set forth in Schedule 2.8 and except for any intercompany receivables or payables that may be paid, cancelled or offset prior to Closing as contemplated in Section 1.3(d) hereof, since June 30, 2002, the business of the Company and the LLC has been conducted in the ordinary course consistent with past practices and neither the Company nor the LLC has taken any of the actions described in Section 4.1(a)(i) through (xvi). Since June 30, 2002, there has not been any event or condition that has had a Material Adverse Effect, except as disclosed in Schedule 2.8.

                  SECTION 2.9.      TAX MATTERS.

                  (a) For purposes of this Agreement, "TAX RETURNS" shall mean returns, reports, exhibits, schedules, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority. For purposes of this Agreement, "TAX" or "TAXES" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts and duties of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

                  (b) Except as disclosed on Schedule 2.9, (i) the Company and the LLC have filed (or joined in the filing of) when due all Tax Returns required by applicable law to be filed with respect to the Company or the LLC; (ii) all such Tax Returns were true, correct and complete in all respects as of the time of such filing; (iii) all Taxes relating to periods ending on or before the Closing Date owed by the Company or the LLC (whether or not shown on any Tax Return) at any time on or prior to the Closing Date, if required to have been paid, have been or will be paid (except for Taxes which are being contested in good faith in appropriate proceedings);
(iv) any liability of the Company for Taxes not yet due and payable, or which are being contested in good faith in appropriate proceedings, has been provided for on the financial statements of the Company in accordance with RAP; (v) there is no action, suit, proceeding, investigation, audit or claim now pending against, or with respect to, the Company or the LLC in respect of any Tax or Tax assessment, nor is any claim for additional Tax or Tax assessment asserted in writing by any Tax authority; (vi) since January 1, 1998, no written claim has been made by any Tax authority in a jurisdiction where the Company or the LLC does not currently file a Tax Return that they are or may be subject to Tax by such jurisdiction, nor to Seller's knowledge is any such assertion threatened in writing; (vii) the Company and the LLC have no outstanding request for any extension of time within which to pay its Taxes or file its Tax Returns; (viii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or the LLC; (ix) the LLC at all times has been treated as a disregarded entity for federal, state and local income and franchise tax purposes; (x) Seller is not a "FOREIGN PERSON" within the meaning of Section 1445 of the United States Internal Revenue Code of 1986, as amended (the "CODE"); (xi) the Company and the LLC are not parties to any agreement, whether written or unwritten, providing for the payment of Taxes, payment for Tax losses, entitlements to refunds or similar Tax matters; (xii) the Company and the LLC have withheld and paid all Taxes required to be withheld by the Company or the LLC in connection with any amounts paid or owing to any employee, creditor, independent contractor or other third party;
(xiii) there are no liens for Taxes upon the Shares, the Membership Units, or any assets of the Company or the LLC except for Taxes not yet due and payable;
(xiv) no property of the Company or the LLC is subject to a tax benefit transfer lease subject to the provisions of former Section 168(f)(8) of the Code; and
(xiv) neither the Company nor the LLC has made any payments or is obligated to make any payments that will not be deductible under Section 280G or 162(m) of the Code;

                  (c) Any reference in this Section 2.9 to the Company or the LLC shall be deemed to include any predecessor of the Company or the LLC and any entity with respect to which the Company or the LLC has successor or transferee liability.

                  (d) The only representations and warranties given in respect of Tax matters are those contained in Section 2.9 and none of the other representations and warranties in this Agreement shall be deemed to constitute, directly or indirectly, a representation and warranty in respect of Tax matters.

                  SECTION 2.10.     ABSENCE OF UNDISCLOSED LIABILITIES.

                  (a) Except as disclosed on Schedule 2.10(a), neither the Company nor the LLC has any material indebtedness or liability, absolute or contingent, which is not shown or provided for on the balance sheet of the Company included in the Financial Statements other than liabilities incurred or accrued in the ordinary course of business (including liens of current taxes and assessments not in default) since June 30, 2002.

                  (b) Except as set forth on Schedule 2.10(b), the LLC: (i) does not have any obligations or liabilities, absolute or contingent, direct or indirect; (ii) is not required or obligated and will not be required or obligated to make any payments to any Person, including to Seller or any of Seller's Affiliates; (iii) is not and will not be a party to any agreements or instruments of any kind; and (iv) has written off its investments in its proposed business and as such its general ledger asset accounts reflect a zero balance in all line items.

                  SECTION 2.11.     REAL AND PERSONAL PROPERTY.

                  (a) Except as disclosed on Schedule 2.11(a), to the Knowledge of the Seller, each of the Company and the LLC owns valid and defensible fee title to, or holds a valid leasehold interest in, or a valid right-of-way or easement (all such rights-of-way and easements collectively, the "RIGHTS-OF-WAY") through, all real property ("REAL PROPERTY") used or necessary for the conduct of the Company's business as it is presently conducted, and each of the Company and the LLC has good and valid title to all of the material tangible assets and properties which they own and which are reflected on the Financial Statements (except for assets and properties sold, consumed or otherwise disposed of in the ordinary course of business since the date of the Financial Statements), and all such Real Property, assets and properties (other than Rights-of-Way) are owned or leased free and clear of all Encumbrances, except for (i) Encumbrances set forth on Schedule 2.11(b), (ii) liens for current Taxes not yet due and payable or for Taxes the validity of which is being contested in good faith, (iii) Encumbrances to secure indebtedness reflected on the Financial Statements, (iv) Encumbrances which will be discharged on or prior to the Closing Date, (v) laws, ordinances and regulations affecting building use and occupancy or reservations of interest in title (collectively, "PROPERTY RESTRICTIONS") imposed or promulgated by law or any Governmental Authority with respect to Real Property, including zoning regulations, provided they do not materially adversely affect the current use of the applicable Real Property, (vi) Encumbrances, Property Restrictions, Rights-of-Way and written agreements of record, (vii) mechanics', carriers', workmen's and repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which do not materially detract from the value of or materially interfere with the present use of any Real Property subject thereto or affected thereby and which have arisen or been incurred in the ordinary course of business and (viii) Encumbrances that do materially detract from the value or materially interfere with the present use of the asset subject thereto (clauses (i) through (viii) above referred to collectively as "PERMITTED ENCUMBRANCES").

                  (b) Except as set forth on Schedule 2.11(b), there are no material structural defects relating to any of the improvements to the Real Property and all tangible assets and property owned and used by the Company or the LLC are in good operating condition, ordinary wear and tear excepted.

                  SECTION 2.12.     INTELLECTUAL PROPERTY AND COMPUTER HARDWARE.

                  (a) Except as set forth on Schedule 2.12, and as may be identified during development of the Migration Plan (as defined in Section 4.12 below) and for such matters as would not have a Material Adverse Effect, each of the Company and the LLC owns all right, title and interest in and to, or has a valid and enforceable license or other right to use, all the intellectual property used by each of the Company and the LLC in connection with its business, which represents all intellectual property rights necessary for the Company and the LLC to each conduct its business as presently conducted.

                  (b) The only representations and warranties given in respect of intellectual property and matters and agreements relating thereto are those contained in this Section 2.12, and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation and warranty in respect of intellectual property and matters or agreements relating thereto.

                  (c) Computer hardware that is shared between other subsidiaries and the Company or the LLC, and which is not wholly owned by the Company or LLC, is not included in this Agreement. A listing of such hardware, and its related computer software system(s), is identified in Schedule 2.12.

                  SECTION 2.13.     LICENSES, PERMITS AND GOVERNMENTAL
APPROVALS.

                  Except as set forth on Schedule 2.13 and except as would not have a Material Adverse Effect, each of the Company and the LLC has all material licenses, permits, certificates, franchises, authorizations and approvals issued or granted to the Company by any Governmental Authority necessary for the conduct of its business as currently conducted (each a "LICENSE" and, collectively, the "LICENSES"). Each License has been issued to, and duly obtained and fully paid for by, the holder thereof and is valid, in full force and effect, except where such invalidity or failure to be in full force and effect would not have a Material Adverse Effect. As used in this Section 2.13, the term License does not include any Environmental Permits which shall be subject to Section 2.20(a)(iv).

                  SECTION 2.14.     COMPLIANCE WITH LAW.

                  Except as relates to tax matters (which are provided for in Section 2.9) or environmental, health and safety matters (which are provided for in Section 2.20) and except as set forth on Schedule 2.14, since January 1, 2001, to the Knowledge of Seller, the operations of each of the Company and the LLC have been conducted in material compliance with all applicable laws, regulations, orders and other requirements of all Governmental Authorities having jurisdiction over the Company, the LLC and their respective assets, properties and operations. None of the Seller, the Company or the LLC has received written notice of any material violation of any such law, license, regulation, order or other legal requirement, or is in material default with respect to any order, writ, judgment, award, injunction or decree of any Governmental Authority, applicable to the Company, the LLC or any of their respective assets, properties or operations.

                  SECTION 2.15.     LITIGATION.

                  Except as set forth on Schedule 2.15 there are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against or involving Seller, the Company or the LLC that, individually or in the aggregate, are reasonably likely to (a) have a Material Adverse Effect or (b) materially impair or delay the ability of Seller to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. Except as set forth on Schedule 2.15, there is no order, judgment, injunction or decree of any Governmental Authority outstanding against Seller, the Company or the LLC that, individually or in the aggregate, would have any effect referred to in the foregoing clauses (a) and (b). "LEGAL PROCEEDING" shall mean any judicial, administrative or arbitral actions, suits, proceedings (public or private), investigations or governmental proceedings before any Governmental Authority.

                  SECTION 2.16.     CONTRACTS.

                  To the Knowledge of the Seller, Schedule 2.16 sets forth (subject to the dollar amount limitations of clauses (a) or (b) below) a true and complete list of the following contracts, agreements, instruments and commitments to which the Company or the LLC is a party or otherwise relating to or affecting any of its assets, properties or operations, whether written or oral:

                  (a) contracts which require or could require payments by or to the Company or the LLC of amounts greater than $250,000 in any year;

                  (b) contracts, loan agreements, letters of credit, repurchase agreements, mortgages, security agreements, guarantees, pledge agreements, trust indentures and promissory notes and similar documents relating to the borrowing of money or for lines of credit in any case for amounts in excess of $500,000; and

                  (c) partnership or joint venture or noncompete agreements ("MATERIAL CONTRACTS").

                  Each Material Contract is valid, binding and enforceable against the Company or the LLC, as the case may be, and, to the Seller's Knowledge, each of the other parties thereto in accordance with its terms, and in full force and effect on the date hereof except where a failure to be so valid, binding or enforceable or in full force and effect would not have a Material Adverse Effect.

                  The Company or the LLC, as the case may be, and, to Seller's Knowledge, the other party(ies) to any Material Contract, have performed in all material respects all obligations required to be performed by them under, and are not in material default or breach of in respect of, any Material Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach except for any default or breach that would not individually or in the aggregate have a Material Adverse Effect. Seller has made available to Buyer or its representatives true and complete originals or copies of all the Material Contracts and a copy of every material default notice received by Seller, the Company, the LLC or any of their Affiliates during the past one year with respect to any of the Material Contracts.

                  SECTION 2.17.     BROKERS.

                  Except as disclosed on Schedule 2.17, Seller has not employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

                  SECTION 2.18.     EMPLOYEE PLANS.

                  (a) Except as disclosed on Schedule 2.18(a)(i), neither Seller, the Company, the LLC, nor any of their Affiliates sponsors or maintains, and has not at any time during the past five years sponsored or maintained, any "EMPLOYEE BENEFIT PLAN," as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other bonus, pension, stock option, stock purchase, stock appreciation right, equity incentive, welfare, profit-sharing, retirement, disability, vacation, severance, hospitalization, insurance, incentive, deferred compensation, compensation, fringe benefit or other employee benefit plan, fund, trust, program, agreement or arrangement, whether written or oral, in each of the foregoing cases which cover, are maintained for the benefit of, or relate to any or all current or former employees, directors or independent contractors of the Company or the LLC or Dedicated Employees ("EMPLOYEE PLANS"). Seller or the Company has delivered to Buyer complete and correct copies of each Employee Plan, or written summaries of any unwritten Employee Plan. Schedule 2.18(a)(ii) sets forth a true and complete list of all Employee Plans which are sponsored solely by the Company and which cover only current or former employees, directors or independent contractors of the Company or the LLC (the "COMPANY PLANS").

                  (b) Schedule 2.18(b)(i) sets forth a list showing the names of employees of the Company and employees of Seller who are assigned to the business of the Company, ("BUSINESS EMPLOYEES"). Except as set forth on Schedule 2.18(b)(ii), there are no contracts, agreements, plans or arrangements covering any Business Employee with "CHANGE OF CONTROL" or similar provisions that would be triggered as a result of the consummation of this Agreement. To Seller's Knowledge, none of the Business Employees is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee's efforts to promote the interests of the Company or Buyer or that would conflict with the Company's business as presently conducted. Neither Seller nor the Company has received notice from any officer or key Business Employee or group of Business Employees, that such person(s) intends to terminate their employment.

                  (c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Employee Plan sponsored or maintained by the Company has been maintained and operated in compliance with its terms, the terms of any applicable collective bargaining agreement, and the requirements of applicable law, including the Code and ERISA, and each Employee Plan intended to be "QUALIFIED" within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS and nothing has occurred since the date of such favorable determination letter which would adversely affect the qualified status of such plan.

                  (d) All contributions and premium payments required to have been paid under or with respect to any Employee Plan have been timely paid.

                  (e) Except as disclosed on Schedule 2.18(e), no Employee Plan provides health, life insurance or other welfare benefits to retirees or other terminated employees of the Company or Dedicated Employees, other than continuation coverage required by Section 4980B of the Code or Sections 601-608 of ERISA ("COBRA").

                  (f) No Employee Plan is a multi-employer plan within the meaning of Section 3(37) or 4001(a) of ERISA, and neither the Company nor the LLC has any outstanding liability with respect to any such plan.

                  (g) With respect to any "DEFINED BENEFIT PLAN", within the meaning of Section 3(35) of ERISA, maintained or contributed to by Seller, the Company, the LLC or any entity treated as a single employer with Seller, the Company, or the LLC under Section 4001(a) of ERISA ("ERISA AFFILIATE"): (i) no liability to the PBGC has been incurred (other than for premiums not yet due);
(ii) no notice of intent to terminate any such plan has been filed with the PBGC or distributed to participants and no amendment terminating any such plan has been adopted; (iii) no proceedings to terminate any such plan have been instituted by the PBGC and no event or condition has occurred which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; (iv) no "ACCUMULATED FUNDING DEFICIENCY," within the meaning of Section 302 of ERISA or Section 412 of the Code, whether or not waived, has been incurred; (v) no "REPORTABLE EVENT" within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the PBGC) has occurred within the last six years; (vi) no lien has arisen under ERISA or the Code, or is likely to arise, on the assets of the Company or the LLC; (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA within the last six years; and (viii) no event has occurred that places participants on actual or constructive notice of the plan's termination.

                  (h) No event has occurred and no condition exists with respect to any Employee Plan which could subject any Employee Plan, the Company, the LLC, Buyer or any of their employees, agents, directors or Affiliates, directly or indirectly (through an indemnification agreement or otherwise), to a liability for a breach of fiduciary duty, a "PROHIBITED TRANSACTION," within the meaning of Section 406 of ERISA or Section 4975 of the Code, or a tax, penalty or fine under Section 502 or 4071 of ERISA or Subtitle D, Chapter 43 of the Code.

                  (i) Except for litigation regarding Parent's 401(k) plan, there are no actions, suits, or claims (other than routine claims for benefits in the ordinary course) with respect to any Employee Plan pending which could give rise to a material liability, or to Seller's Knowledge, threatened, and Seller has no knowledge of any facts which could give rise to any such actions, suits or claims (other than routine claims for benefits in the ordinary course). No Employee Plan is currently under governmental investigation or audit and, to Seller's Knowledge, no such investigation or audit is contemplated or under consideration.

                  (j) Neither the Company nor the LLC has any liability, contingent or otherwise, (i) with respect to any terminated employee benefit plan or arrangement or (ii) under Section 4069 or 4212 of ERISA.

                  (k) Except as set forth on Schedule 2.18(k), (i) no Business Employees are covered by a collective bargaining agreement; (ii) no Business Employees are, or within the last three years have been, represented by a union or other bargaining agent; and (iii) to Seller's Knowledge, no union organizing efforts are pending with respect to Business Employees. Seller or the Company has delivered to Buyer a complete and correct copy of any collective bargaining agreement applicable to Business Employees. Within the last three years, there has been no strike, work slowdown or other material labor dispute with respect to Business Employees, nor to Seller's Knowledge, is there pending or threatened (i) any strike, work slowdown or other material labor dispute involving Business Employees, or (ii) any grievance or arbitration proceeding involving Business Employees, whether arising out of any collective bargaining agreement or otherwise.

                  SECTION 2.19.     INSURANCE.

                  (a) Schedule 2.19 sets forth a true and complete list of all current policies of all material property and casualty insurance, insuring the properties, assets, employees and/or operations of the Company and the LLC (collectively, the "POLICIES"). All premiums payable under such Policies have been paid in a timely manner and the Company and the LLC have complied fully with the terms and conditions of all such Policies.

                  (b) All Policies are in full force and effect. Coverage for the Company and the LLC under the Policies shall terminate on the Closing Date. Neither the Company nor the LLC is in default under any provisions of the Policies, and there is no claim by the Company or any other Person pending under any of the Policies as to which coverage has been questioned, denied or disputed by the underwriters or issuers of such Policies. After the Closing Date, Seller or Parent shall continue to manage all workers' compensation and general and automobile liability claims of the Company and the LLC, which are known and reported on or prior to the Closing Date, or which are covered under the worker's compensation policy or the primary automobile or general liability policy shown on Schedule 2.19. Buyer shall be responsible for all costs on account of such claims, including but not limited to deductibles and third party administrator charges.

                  SECTION 2.20.     ENVIRONMENTAL; HEALTH AND SAFETY MATTERS.

                  (a) Except as set forth on Schedule 2.20:

                           (i) to the Knowledge of Seller, each of the Company and the LLC and its operations are in material compliance with all applicable Environmental Laws;

                           (ii) to the Knowledge of Seller, neither Seller, the LLC nor the Company has received any written request for information, or has received written notification that it is a potentially responsible party, under CERCLA or any similar state law with respect to any on-site or off-site location with respect to the activities or operations of the Company or the LLC;

                           (iii) there are no material writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, proceedings or investigations pending or, to Seller's Knowledge, threatened involving the Company or the LLC relating to (A) its compliance with any Environmental Law, or
                  (B) the release, disposal, discharge, spill, treatment, storage or recycling of Hazardous Materials into the environment at any location which could reasonably be expected to result in the Company or the LLC incurring any material liability under Environmental Laws; and

                           (iv)     the Company has obtained, currently
                  maintains and is in material compliance with all Licenses which are required under Environmental Laws for the operation of its business (collectively, "ENVIRONMENTAL PERMITS"), all such Environmental Permits are in effect and no appeal nor any other action is pending to revoke any such Environmental Permit.

                  (b) The following terms shall have the following meanings:

                  "ENVIRONMENTAL LAW" shall mean current local, county, state, federal, and/or foreign law (including common law), statute, code, ordinance, rule, regulation or other legal obligation relating to the protection of the environment, natural resources or human health, or to the transportation or storage of petroleum or natural gas, and in effect on the date hereof, including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. section 9601 et seq.), as amended, the Resource Conservation and Recovery Act (42 U.S.C. section 6901 et seq.), as amended ("RCRA"), the Federal Water Pollution Control Act (33 U.S.C. section 1251 et seq.), as amended, the Clean Air Act (42 U.S.C. section 7401 et seq.), as amended, the Toxic Substances Control Act (15 U.S.C. section 2601 et seq.), as amended, the Occupational Safety and Health Act (29 U.S.C. section 651 et seq.), as amended, the Safe Drinking Water Act (42 U.S.C. section 300(f) et seq.), as amended, the Federal Natural Gas Pipeline Safety Act of 1968, as amended, the Hazardous Materials Transportation Act (49 U.S.C., sections 1801, et seq.), as amended, the Oil Pollution Act (33 U.S.C. sections 2701, et seq.), the Safe Drinking Water Act (42 U.S.C. sections 300(f) et seq.), as amended, the Endangered Species Act (16 U.S.C. sections 1531, et seq.), as amended, the National Environmental Policy Act (42 U.S.C. sections 4321 et seq.), as amended, analogous state, tribal or local laws, and any similar, implementing or successor law, and any amendment, rule, regulation, or directive issued thereunder.

                  "HAZARDOUS MATERIAL" shall mean any substance, material or waste which is regulated by any Environmental Law as hazardous, toxic, a pollutant, contaminant or words of similar meaning including, without limitation, petroleum, petroleum products, mercury, chlorinated solvents and their breakdown products, asbestos, urea formaldehyde and polychlorinated biphenyls.

                  (c) The only representations and warranties given in respect of environmental, health and safety matters and compliance with and liability under Environmental Laws are those contained in Section 2.20 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation and warranty in respect of environmental, health and safety matters or compliance with and liability under Environmental Laws.

                  SECTION 2.21.     REGULATORY MATTERS.

                  The Company is a "NATURAL GAS COMPANY" as that term is defined in Section 2 of the Natural Gas Act ("NGA"). The Company is not a "PUBLIC UTILITY COMPANY," "HOLDING COMPANY" or "SUBSIDIARY" or "AFFILIATE" of a holding company as such terms are defined in the Public Utility Holding Company Act of 1935 (the "1935 ACT"). Except as would not have a Material Adverse Effect, the Company is in material compliance with all provisions of the NGA and all rules and regulations promulgated by FERC pursuant thereto. Except as would not have a Material Adverse Effect, the Company is in material compliance with all orders issued by FERC that pertain to all terms and conditions and rates charged for services. No approval of (i) the Securities and Exchange Commission under the 1935 Act or (ii) FERC under the NGA or the Federal Power Act is required in connection with the execution of this Agreement by the Seller or the transaction contemplated hereby with respect to the Seller. The Form No. 2 Annual Reports filed by the Company with FERC for the years ended December 31, 2001 and December 31, 2000 were true and correct in all material respects as of the dates thereof and since June 30, 2002 neither the Company nor the LLC has become subject to any proceeding under Section 5 of the NGA or any general rate case proceeding commenced under Section 4 of the NGA by reason of a filing made with the FERC after June 30, 2002.

                  SECTION 2.22.     NO OTHER REPRESENTATIONS.

                  Except as and to the extent set forth in this Article II, Seller makes no representations or warranties whatsoever to Buyer and hereby disclaims all liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller or any Affiliate thereof). Seller makes no representations or warranties to Buyer regarding the probable success or profitability of the Company or the LLC or their respective businesses.

                                   ARTICLE III
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  As of the date hereof, Buyer hereby represents and warrants to Seller as follows:

                  SECTION 3.1.      CORPORATE ORGANIZATION.

                  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own its properties and assets and to conduct its business as now conducted. Buyer is duly qualified to do business as a foreign entity in every jurisdiction where the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualifications necessary.

                  SECTION 3.2.      VALIDITY OF AGREEMENT.

                  Buyer has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the performance of Buyer's obligations hereunder have been duly authorized by the Board of Directors of Buyer, and no other proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by Buyer and constitutes the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar law affecting the enforcement of creditors' rights generally or by general equitable principles).

                  SECTION 3.3.      NO CONFLICT OR VIOLATION; NO DEFAULTS.

                  The execution, delivery and performance by Buyer of this Agreement does not and will not violate or conflict with any provision of its Organizational Documents and does not and will not violate any applicable provision of law, or any order, judgment or decree of any Governmental Authority, nor violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject, nor result in the creation or imposition of any Encumbrance upon any of its properties or assets where such violations, breaches or defaults in the aggregate would have a material adverse effect on the transactions contemplated hereby or on the assets, properties, business, operations, net income or financial condition of Buyer.

                  SECTION 3.4.      CONSENTS AND APPROVALS.

                  Except as disclosed on Schedule 3.4, no material consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other person (on the part of Buyer), is required as a condition to the execution and delivery of this Agreement or the performance of its obligations hereunder.

                  SECTION 3.5.      FINANCIAL ABILITY.

                  Buyer will at the Closing have sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts payable pursuant to this Agreement and to effect the transactions contemplated hereby. Buyer has provided to Seller true and correct copies of commitments from financial institutions to enable Buyer to consummate the transactions contemplated by this Agreement and the Transaction Documents to which Buyer is a party.

                  SECTION 3.6.      BROKERS.

                  Except as disclosed on Schedule 3.6, Buyer has not employed the services of an investment banker, financial advisor, broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

                  SECTION 3.7.      INDEPENDENT INVESTIGATION.

                  Buyer has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the LLC, which investigation, review and analysis was done by Buyer and its Affiliates and, to the extent Buyer deemed necessary or appropriate, by Buyer's representatives. Buyer acknowledges that it and its representatives have been provided adequate access to the personnel, properties, premises and records of the Company and the LLC for such purpose. In entering into this Agreement, Buyer acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations of Seller or any of Seller's representatives (except the specific representations and warranties of Seller set forth in Article II of this Agreement).

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

                  SECTION 3.8. INVESTMENT INTENT; INVESTMENT EXPERIENCE; RESTRICTED SECURITIES.

                  Buyer is acquiring the Shares and Membership Units for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof in violation of federal or state securities law. In acquiring the Shares and Membership Units, Buyer is not offering or selling, and will not offer or sell, for Seller in connection with any distribution of the Shares, and Buyer does not have a participation and will not participate in any such undertaking or in any underwriting of such an undertaking except in compliance with applicable federal and state securities laws. Buyer acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Shares and Membership Units. Buyer is an "ACCREDITED INVESTOR" as such term is defined in Regulation D under the Securities Act. Buyer understands that neither the Shares nor the Membership Units will have been registered pursuant to the Securities Act or any applicable state securities laws, that the Shares and Membership Units will be characterized as "RESTRICTED SECURITIES" under federal securities laws and that under such laws and applicable regulations neither the Shares nor the Membership Units can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

                                   ARTICLE IV
                                    COVENANTS

                  SECTION 4.1.      CERTAIN CHANGES AND CONDUCT OF BUSINESS.

                  (a) From and after the date of this Agreement and until the Closing Date, the Company and the LLC shall (except as required or permitted pursuant to the terms hereof or as set forth on Schedule 4.1) conduct their businesses solely in the ordinary course consistent with past practices and, without the prior written consent of Buyer (which consent will not be unreasonably withheld or delayed), Seller will not, except as required or permitted pursuant to the terms hereof or as set forth on Schedule 4.1, permit the Company or the LLC to:

                           (i) make any material change in the conduct of its businesses and operations;

                           (ii) make any change in its Organizational Documents or issue any additional equity securities or grant any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for its equity securities;

                           (iii)    (A) incur, assume or guarantee any
                  indebtedness for borrowed money (including obligations in respect of capitalized lease obligations and purchase money debt), issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof or (B) issue any securities convertible or exchangeable for debt securities of the Company or the LLC;

                           (iv) make any sale, assignment, transfer, abandonment or other conveyance of any of its material assets or any part thereof except for dispositions of inventory or of worn-out or obsolete equipment for fair or reasonable value in the ordinary course of business consistent with past practices;

                           (v) subject any of its assets, or any part thereof, to any Encumbrance except Permitted Encumbrances or such other Encumbrances as may arise in the ordinary course of business consistent with past practices by operation of law;

                           (vi) redeem, retire, purchase or otherwise acquire, directly or indirectly, any of its equity interests or (except as permitted by Section 1.3(d)) declare, set aside or pay any dividends or other distribution in respect of such equity interests in excess of the cash and cash equivalents and advances reflected on the Base Statement;

                           (vii) (A) except as may be required by applicable law, enter into, adopt or make any amendments to, permit the acceleration of benefits under or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase, pension, retirement, deferred compensation, employment, severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any current or former director, officer or employee of the Company or the LLC or any Dedicated Employee; (B) except for normal increases in the ordinary course of business consistent with past practice that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company and the LLC, taken as a whole, increase the benefits or compensation to any current or former director, officer, or employee of the Company or the LLC or to any Dedicated Employee; or (C) pay to any current or former director, officer, or employee of the Company or the LLC or to any Dedicated Employee any benefit not permitted by any employee benefit agreement, trust, plan, fund, or other arrangement as in effect on the date hereof;

                           (viii) acquire any material assets or properties, except for inventory in the ordinary course of business consistent with past practices;

                           (ix) except in the ordinary course of business consistent with past practices, pay, loan or advance any amount to any of its Affiliates;

                           (x) sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates;

                           (xi)     make any loan, advance or capital
                  contribution to or investment in any Person;

                           (xii) (A) make any change in any financial accounting or tax principle, method, estimate or practice (including any election with respect to Taxes) except as may be required by law or regulation; or (B) enter into any closing or other agreement or settlement with respect to Taxes or file any amended Tax Return which could reasonably be expected to affect the amount of Taxes imposed on or with respect to the Company or the LLC;

                           (xiii) other than routine compliance filings, make any filings or submit any documents or information to FERC or any other Governmental Entity without prior consultation with Buyer;

                           (xiv) enter into any agreement or amendment, modification, or termination of any contract, lease, or license to which the Company or the LLC is a party, or by which any of their respective assets or properties are bound, except an agreement or an amendment, modification or termination of a contract, lease or license entered into in the ordinary course of business consistent with past practice that would not have been considered to have been a Material Contract had it been entered into prior to the date of this Agreement;

                           (xv) cancel, compromise, waive, release or settle any right, claim or lawsuit other than in the ordinary course of business consistent with past practices; or

                           (xvi)    commit itself to do any of the foregoing.

                  (b) Seller agrees to cause the Company to consult with and to take into account Buyer's reasonable requests before finalizing the expansion and discretionary-maintenance capital expenditure plans and project schedules included in the 2003 capital budget for the Company.

                  SECTION 4.2.      ACCESS TO PROPERTIES AND RECORDS.

                  (a) Seller shall afford, and shall cause the Company, the LLC and Seller's other Affiliates to afford, to Buyer and Buyer's accountants, counsel and representatives upon reasonable advance notice reasonable access during normal business hours throughout the period commencing on the date hereof and ending on the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all the Company's and the LLC's properties, books, contracts, and records and, during such period, shall furnish promptly to Buyer all information concerning the Company's and the LLC's business, properties, liabilities and personnel as Buyer may request, provided that no investigation or receipt of information pursuant to this Section 4.2 shall affect any representation or warranty of Seller or the conditions to the obligations of Buyer. Additionally, Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. Buyer shall have no right of access to, and Seller shall have no obligation to provide to Buyer, (1) bids received from others in connection with the transactions contemplated by this Agreement and information and analysis (including financial analysis) relating to such bids or (2) any information the disclosure of which Seller has concluded may jeopardize any privilege available to the Company, the LLC or Seller relating to such information or would cause the Company, the LLC or Seller to breach a confidentiality obligation. Buyer agrees that if Buyer or its authorized representatives receive, or if the information (whether in electronic mail format, on computer hard drives or otherwise) held by the Company or the LLC as of the Closing includes information that relates to the business operations or other strategic matters of the Seller, its corporate parent or any of their Affiliates (other than the Company or the LLC) such information shall be held in confidence on the terms and subject to the conditions contained in the Confidentiality Agreement, but the term of the restriction on the disclosure and use of such information shall continue in effect as to such information for a period of five years from the Closing. Buyer further agrees that if Seller or Company or the LLC inadvertently furnishes to Buyer copies of or access to information that is subject to clause (2) of the second preceding sentence, Buyer will, upon Seller's request promptly return same to Seller together with any and all extracts therefrom or notes pertaining thereto (whether in electronic or other format). Buyer shall indemnify, defend, and hold harmless Seller and its Affiliates from and against any Losses asserted against or suffered by the Seller Indemnified Parties relating to, resulting from, or arising out of, examinations or inspections made by Buyer or its authorized representatives pursuant to this Section 4.2(a).

                  (b) Each of the parties agrees that it shall preserve and keep, and make available to the other party for reasonable business needs, all books and records relating to the business or operations of the Company and the LLC on or before the Closing Date in its possession (including with respect to Seller, to the extent in its possession, the most recent rate case records and files of the Company and all other records and files of the Company and Seller necessary for the Company to make a future rate case filing with the FERC) for a period of at least 6 years from the Closing Date, except to the extent previously delivered to the other party and receipt of which acknowledged in writing by the other party. After such 6-year period, before a party may dispose of any of such books and records, at least 90 calendar days' prior notice to such effect shall be given to the other party, and the other party shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such books and records that the notifying party elects to dispose of. Notwithstanding the foregoing, each party agrees that it shall preserve and keep all books and records of the Company and the LLC in its possession relating to any audit or investigation instituted by a Governmental Authority or any litigation (whether or not existing on the Closing Date), in each case of which it has actual knowledge, until any such audit, investigation or proceeding has been completed or finally resolved, if it is reasonably obvious that such audit, investigation or litigation may relate to matters occurring prior to the Closing.

                  SECTION 4.3.      EMPLOYEE MATTERS.

                  (a) As promptly as practicable after the execution of this Agreement, representatives of Buyer and Seller shall meet to identify employees of the Seller or any of its Affiliates (other than the Company or the LLC) who are not Business Employees and to whom Buyer and Seller agree that Buyer, the Company or any Affiliate of Buyer may make offers of employment (collectively, the "ADDITIONAL EMPLOYEES"). Buyer, the Company or any other Affiliate of Buyer
(i) shall offer employment effective as of the Closing Date to each Business Employee, and (ii) may offer employment effective as of the Closing Date to each Additional Employee, in each case on such terms and conditions as Buyer may determine in its discretion, provided, however, that such terms and conditions shall be reasonable in relation to the terms and conditions upon which similarly situated employees of Buyer or one or more of its Affiliates are employed. Business Employees and Additional Employees who accept such offer of employment effective as of the Closing Date shall be referred to as "TRANSFERRED EMPLOYEES." The total number of Business Employees and Additional Employees that Seller will make available to Buyer for employment will be no less than 492, and Buyer, the Company or any other Affiliate of Buyer will make offers to no fewer than 458 of such Persons. Buyer shall not initiate any contact with any of Seller, Company or LLC employees except for Business or Additional Employees. After the date hereof and prior to Closing, Seller shall afford, and shall cause the Company and the LLC and Seller's other Affiliates to afford, to Buyer or its Affiliates reasonable access to the Additional Employees for the purpose of enabling Buyer and its Affiliates to determine to which of such employees it desires to extend offers of employment.

                  (b) Effective as of the Closing Date, Seller shall take, or shall cause the Company and the LLC to take, all necessary action to effect the cessation of, and withdrawal from, participation by the Company and the LLC in any Employee Plan which is not a Company Plan ("SELLER PLAN") and Transferred Employees shall cease active participation in any Seller Plan as of such date.

                  (c) Each Transferred Employee shall, without duplication of benefits, be given credit for all service with Seller prior to the Closing Date, using the same methodology used by Seller as of the date hereof for crediting service and determining levels of benefits (i) under all employee benefit plans, programs and arrangements maintained by or contributed to by the Buyer, the Company or another Affiliate of Buyer in which the Transferred Employees become participants for purposes of eligibility to participate, vesting and determination of level of benefits (excluding, however, benefit accrual or subsidies under any defined benefit plans), and (ii) for purposes of calculating the amount of each Transferred Employee's severance benefits, if any.

                  (d) With respect to the plan year during which the Closing Date occurs, Buyer will, or will cause its appropriate Affiliate to, (i) waive all limitations as to preexisting conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any medical, dental and life insurance benefit plans that such employees may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Transferred Employees immediately prior to the Closing Date, and (ii) provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Closing Date. Buyer will also ensure that Transferred Employees and their dependents who have commenced orthodontia treatment prior to the Closing Date receive at least the same level of benefit coverage for such treatment as they would have received if they had remained employed by Seller.

                  (e) Transferred Employees who are otherwise eligible for early retirement under the Williams Pension Plan as of the Closing Date shall be permitted to retire and commence receipt of benefits notwithstanding their continued employment with the Company, the Buyer or any Affiliate of Buyer.

                  (f) On or as soon as practicable after the Closing Date, Seller shall cause the assets of the Union Pension Plan held under a Seller master trust to be transferred to a trust established or maintained by Buyer, the Company or any other Affiliate of Buyer. Such transfer shall be made within one business day after any valuation date of Seller's master trust and shall be made in cash, marketable securities or other property acceptable to Buyer.

                  (g) Effective as of the Closing Date, Transferred Employees shall become fully vested in their account balances in any defined contribution or 401(k) Plan maintained by Seller on behalf of such Transferred Employees (the "SELLER SAVINGS PLAN") and distributions of such account balances shall be made available to such Transferred Employees as soon as practicable following the Closing Date, in accordance with, the provisions of Seller Savings Plan and applicable law. Thereafter, Buyer shall accept, or shall cause the Company or the appropriate Affiliate of Buyer to accept, rollover contributions from Seller Savings Plan into a defined contribution or 401(k) Plan maintained by Buyer, the Company or another Affiliate of Buyer (the "BUYER SAVINGS PLAN") of the account balances distributed to the Transferred Employees from Seller Savings Plan in accordance with the provisions of the Buyer Savings Plan and applicable law. Such rollovers shall be made in cash and other property acceptable to Buyer.

                  (h) Effective as of the Closing Date, Buyer shall assume, or shall cause the Company or another Affiliate of Buyer to assume, Seller's obligation for providing retiree medical benefits to employees who are represented by Local No. 647, International Union of Operating Engineers, AFL-CIO ("UNION EMPLOYEES") or former Union Employees. On or as soon as practicable after the Closing Date, Seller shall cause to be transferred from Seller's VEBA trust to a VEBA trust established or maintained by Buyer, the Company or another Affiliate of Buyer assets attributable to current and former Union Employees. Such transfer shall be made in cash, marketable securities or other property acceptable to Buyer.

                  (i) Effective as of the Closing Date, Buyer shall assume, or shall cause the Company or another Affiliate of Buyer to assume, Seller's liabilities and obligations for providing retiree medical benefits to Transferred Employees who are not Union Employees ("SALARIED EMPLOYEES") and who as of the Closing Date are not eligible to retire under Seller's retiree medical benefit plan. Seller shall retain all liabilities and obligations for retiree medical benefits for Salaried Employees who as of the Closing Date are eligible to retire under Seller's retiree medical benefits plan and for retired or former Business Employees.

                  (j) Seller shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Business Employee or any "QUALIFIED BENEFICIARY" (as defined in Section 4980B of the Code) of any such employee who incurs a "QUALIFYING EVENT" (as defined in Section 4980B of the Code) on or prior to the Closing Date. Buyer, the Company or the appropriate Affiliate of Buyer shall be responsible for any continuation of group health coverage required under Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any Transferred Employee or any "QUALIFIED BENEFICIARY" (as defined in Section 4980B of the Code) who incurs a "QUALIFYING EVENT" (as defined in Section 4980B of the Code) after the Closing Date.

                  (k) Buyer and Seller agree to cooperate as necessary to effectuate the provisions of this Section 4.3 and to ensure an orderly transition of benefits coverage with respect to the Transferred Employees from the Seller Plans to the appropriate plans established by Buyer, the Company or another Affiliate of Buyer, including, without limitation, coverage with respect to Seller's educational assistance plan and Seller's Code Section 125 plan.

                  (l) Each Transferred Employee shall, without duplication of benefits, be given credit for all accrued but unused paid-time-off under Seller's paid-time-off program as of the Closing Date, using the same methodology used by Seller immediately prior to the Closing Date for crediting service and determining the amount of such paid time-off benefits.

                  (m) If Buyer, the Company or another Affiliate of Buyer terminates the employment of a Transferred Employee who is a Salaried Employee at any time between the Closing Date and the first anniversary of the Closing Date, Buyer shall provide, or shall cause the Company or such other Affiliate of Buyer, as appropriate, to provide, such Transferred Employee with a severance benefit equal to the greater of (i) the benefit provided under the applicable plan or program of Buyer, the Company or another Affiliate of Buyer and (ii) a sum equal to two weeks of pay for every year of service with a minimum of six weeks and a maximum of fifty-two weeks total severance benefit. Notwithstanding the foregoing, in no event shall such an employee be entitled to severance if such employee is terminated for cause, as defined under the terms of Seller's severance plan or program as in effect on the date hereof ("SELLER'S SEVERANCE PLAN"), a copy of which has been provided to Buyer, or if such employee would not otherwise be entitled to severance under the terms of Seller's Severance Plan, including, without limitation, by reason of the employee's failure to provide a release to the Company.

                  (n) Except as otherwise expressly provided in this Section 4.3, Seller shall retain all liabilities and obligations under Seller's Plans.

                  (o) Nothing in this Agreement shall limit Buyer's right to terminate the employment of any employee at any time or, except as provided in paragraph (m) above, amend or terminate any employee benefit plan or arrangement.

                  SECTION 4.4.      CONSENTS AND APPROVALS.

                  (a) Seller and Buyer shall each use all commercially reasonable efforts to obtain, or in the case of Seller, cause the Company and the LLC to obtain, all necessary consents, waivers, authorizations and approvals of all Governmental Authorities, and of all other persons required in connection with the execution, delivery and performance by them of this Agreement and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings. To the extent required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), each Party shall (i) file or cause to be filed, as promptly as practicable but in no event later than the tenth business day after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. Each Party agrees to request, and to cooperate with the other Party in requesting, early termination of any applicable waiting period under the HSR Act.

                  (b) Without limiting the generality of Buyer's undertakings pursuant to Section 4.6, Buyer shall take promptly any or all of the following actions to the extent necessary to eliminate any concerns on the part of the Federal Trade Commission or the United States Department of Justice regarding the legality under any antitrust laws of Buyer's acquisition of the Shares and Membership Units: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to judicial or administrative orders, holding separate (through the establishment of a trust or otherwise) particular assets or categories of assets, or businesses of the Company or the LLC, or agreeing to dispose of one or more assets or properties (whether owned by Buyer or its Affiliates or the Company or LLC) following the Closing; use commercially reasonable efforts (including taking the steps contemplated by Section 4.4(a)(i)) to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by the Federal Trade Commission, the United States Department of Justice or any other party for a permanent or preliminary injunction or other order that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay such consummation; and take promptly, in the event that such an injunction or order has been issued in such a proceeding, any and all reasonable steps, including the appeal thereof, the posting of a bond or the steps contemplated by Section 4.4(a)(i), necessary to vacate, modify, or suspend such injunction or order so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement.

                  (c) If the transfer of any instrument, contract, license, lease, permit, or other document to Buyer hereunder shall require the consent of any party thereto other than Seller, then this Agreement shall not constitute an agreement to assign the same, and such item shall not be assigned to or assumed by Buyer, if an actual or attempted assignment thereof would constitute a breach thereof or default thereunder. In such case, Seller and Buyer shall cooperate and each shall use commercially reasonable efforts to obtain such consents to the extent required of such other parties and, if and when any such consents are obtained, to transfer the applicable instrument, contract, license, lease, permit, or other document. If any such consent cannot be obtained, Seller shall cooperate in any reasonable arrangement designed to obtain for Buyer all benefits, privileges, obligations and privileges of the applicable instrument, contract, license, lease, permit, or document, including, without limitation, possession, use, risk of loss, potential for gain and dominion, control and demand. Without the express written consent of Seller, Buyer shall not commence proceedings to bring in any partner or operator or take any other action prior to Closing, the effect of which would add any additional regulatory or other approvals by any Governmental Authority or delay the Closing in any way.

                  SECTION 4.5.      FURTHER ASSURANCES.

                  Upon the request of Buyer at any time after the Closing Date, Seller will promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting party or parties or its or their counsel may reasonably request in order to perfect title of Buyer and its successors and assigns to the Shares and the Membership Units or otherwise to effectuate the purposes of this Agreement.

                  SECTION 4.6.      REASONABLE EFFORTS.

                  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

                  SECTION 4.7.      NOTICE OF BREACH.

                  Buyer shall promptly give to Seller written notice with particularity upon having knowledge of any matter that would constitute a breach of any representation, warranty, agreement or covenant contained in this Agreement, including, without limitation, Seller's representations in Article
II. Seller shall have the right prior to the Closing to supplement the Disclosure Schedule with respect to any matter which would have been required to be set forth on or described in such Disclosure Schedule (a "DISCLOSURE SCHEDULE UPDATE"). Any such supplemental disclosure will not be deemed to have been disclosed as of the date of this Agreement for purposes of determining whether the conditions set forth in Article V have been satisfied, but, if the Closing occurs, such update shall be deemed to have cured any breach of representation, warranty, covenant or agreement relating to the matters set forth in such update for purposes of indemnification pursuant to Article VIII.

                  SECTION 4.8.      CONFIDENTIAL INFORMATION.

                  For two years after the Closing, Seller and its Affiliates shall not, directly or indirectly, disclose to any person any information not in the public domain or generally known in the industry, in any form, whether acquired prior to or after the Closing Date, relating to the business and operations of the Company or the LLC. Notwithstanding the foregoing, Seller may disclose any information relating to the business and operations of the Company or the LLC (i) if required by law or applicable stock exchange rule, (ii) to other Persons in the conduct of Seller's or its Affiliates' other businesses, provided such disclosure is made in the ordinary course of business consistent with past practices or if not in the ordinary course of business consistent with past practices, such other Persons enter into a confidentiality agreement with Seller similar to the Confidentiality Agreement, and (iii) to such other
Persons if, at the time such information is provided, such Person is already in the possession of such information.

                  SECTION 4.9.      NEGOTIATIONS.

                  From and after the date hereof, neither Seller, the Company, the LLC nor their officers, directors, employees, affiliates, stockholders, representatives, agents, nor anyone acting on behalf of them shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person (other than Buyer or its representatives) concerning any merger, sale of assets, purchase or sale of Shares or the Membership Units or similar transaction involving the Company or the LLC unless this Agreement is terminated pursuant to and in accordance with Article VII hereof.

                  SECTION 4.10.     TAX COVENANTS.

                  (a) Seller shall prepare and timely file all Tax Returns relating to the Company or the LLC with the appropriate federal, state, local and foreign governmental agencies, and pay the Taxes shown to be due thereon, for which Tax Returns are due and Taxes are payable prior to the Closing Date. For periods ending on or prior to the Closing Date, but for which Tax Returns are not due and Taxes are not payable as of the Closing Date, Seller shall, no later than 15 days before the applicable due date, prepare and submit to Buyer for review, signature, and filing all such Tax Returns required to be filed by the Company or the LLC, and Seller shall timely pay the Taxes shown to be due thereon. Without limiting the foregoing, Seller specifically agrees to indemnify and hold Buyer harmless from and against any liability of the Company or the LLC for or in respect of any Taxes under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, for any full or partial Tax period ending on or before the Closing Date. Buyer shall prepare and file all Tax Returns for taxable periods ending after the Closing Date and shall pay all Taxes shown to be due thereon; provided, that Seller shall reimburse Buyer for its allocable share of any Taxes attributable to Tax periods including the Closing Date and ending after the Closing Date ("STRADDLE PERIOD"). Buyer and Seller shall utilize appropriate methods to allocate liability for purposes of the preceding sentence, which appropriate methods shall include the following, without limitation: (i) for any transactional Taxes, including, without limitation, Taxes based on sales, revenue, or gross or net income, the allocation of liability between Seller and Buyer shall be determined using a closing-of-the-books method assuming that the applicable Tax period consists of two taxable periods, one ending at the close of the Closing Date and one beginning at the opening of the day after the Closing Date, and (ii) for any real estate Taxes or other property or asset-based Taxes, the allocation of liability between Seller and Buyer shall be based on the number of days the applicable asset was held by the Company or the LLC in the applicable Tax period prior to and including the Closing Date as compared to the number of days the applicable asset was held by the Company or the LLC in the applicable Tax period after the Closing Date.

                  (b) Seller will cause any tax sharing agreement or similar arrangement with respect to Taxes involving the Company or the LLC to be terminated effective as of the Closing Date, to the extent any such agreement or arrangement relates to the Company or the LLC, and after the Closing Date the Company and the LLC shall have no obligation under any such agreement or arrangement for any past, present or future period.

                  (c) All excise, sales, use, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the "TRANSFER TAXES"), shall be borne by the party on which such Transfer Taxes are imposed by applicable law. Notwithstanding anything to the contrary in this Section 4.10, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use reasonable commercial efforts to provide such Tax Returns to the other party at least 10 days prior to the due date for such Tax Returns. If such a Tax Return is not timely filed, any interest and penalties incurred as a result shall be the responsibility of the filing party. In the event that any dispute between the parties concerning the form or content of such Tax Returns cannot be timely resolved prior to their due date through good-faith negotiation, the determination of the party liable for the applicable Transfer Taxes shall be controlling.

                  (d) If the Buyer elects and is qualified to do so, Buyer and Seller shall make an election under section 338(h)(10) of the Code (and any comparable election under state, local or foreign tax law) ("SECTION 338(h)(10) ELECTION") with respect to the acquisition of the Company by Buyer. Buyer and Seller shall cooperate fully with each other in the making of such election. In particular, Buyer shall be responsible for the preparation and filing of all tax returns and forms (the "SECTION 338 FORMS") required under applicable tax law to be filed in connection with making the Section 338(h)(10) Election. Seller shall deliver to Buyer no later than 45 days prior to the date the Section 338 Forms are required to be filed, such documents and other forms as reasonably requested by Buyer to properly complete the Section 338 Forms. Buyer and Seller shall allocate the Purchase Price in the manner required by Section 338 and Section 1060 of the Code and the Treasury Regulations promulgated thereunder, as applicable. Such allocations shall be used for purposes of determining the aggregate deemed sales price under the applicable Treasury Regulations and in reporting the deemed sale of assets of the Company in connection with the
Section 338(h)(10) Elections. Buyer shall initially prepare a completed set of IRS Forms 8023 (and any comparable forms required to be filed under state, local or foreign tax law) and any additional data or materials required to be attached to Form 8023 pursuant to the Treasury Regulations promulgated under Section 338 of the Code. Buyer shall deliver said forms to Seller for review no later than 45 days prior to the date the Section 338 Forms are required to be filed. In the event Seller objects to the manner in which the Section 338 Forms have been prepared, Seller shall notify Buyer within 15 days of receipt of the Section 338 Forms of such objection, and the parties shall endeavor within the next 15 days in good faith to resolve such dispute. If the parties are unable to resolve such dispute within said 15 day period, Buyer and Seller shall submit such dispute to an independent accounting firm of recognized national standing (the "ALLOCATION ARBITER") selected by Buyer and Seller, which firm shall not be the auditor of the financial statements of either Buyer or Seller. Promptly, but not later than 15 days after its acceptance of appointment hereunder, the Allocation Arbiter will determine (based solely on presentations of Buyer and Seller and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting preparation of the Section 338 Forms shall be conclusive and binding upon the parties. Seller shall be responsible for all federal income Taxes attributable to Company resulting from the Section 338(h)(10) Election. Seller shall be liable for any state, local or foreign Tax attributable to an election under the state, local or foreign law similar to the election available under Section 338(h)(10) of the Code. Buyer shall be responsible for and shall pay any income, franchise or similar taxes imposed by any state or local taxing authority as a result of any Section 338(g) election (or any comparable election under state law) if such state or local taxing authority does not allow or respect a Section 338(h)(10) Election (or any comparable or resulting election under state law) with respect to the purchase and sale of the shares of Company contemplated hereby.

                  (e) Seller and Buyer shall each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any Tax authority or any judicial or administrative proceeding with respect to Taxes, and each retain in accordance with its customary document retention policies and provide the other with any records or other information which may be relevant to any such return, audit, examination or proceeding.

                  (f) Buyer shall, in the event that Buyer or, following the Closing Date, the Company or the LLC receives notice (whether orally or in writing) of any audit, examination or claim by any taxing authority with respect to Taxes for which Buyer or its Affiliates may be indemnified (a "TAX CLAIM"), promptly notify the Seller thereof, provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent that Seller has been actually prejudiced by such failure. Except in the case of Taxes imposed with respect to a Straddle Period, Seller shall have the right to contest, at its own expense, any Tax Claim, and shall be entitled to control any such contest, provided, however, that Seller shall not be entitled to settle or compromise any such contest without the consent of Buyer if such settlement or compromise could affect the tax liability of Buyer or any of its Affiliates for any period after the Closing. In the case of the contest of a Tax Claim with respect to any Straddle Period, Seller shall have the right to participate at its own expense in any such contest to the extent that the outcome could affect the liability of the Seller hereunder, and Buyer shall not settle any such contest in a manner that could affect the liability of the Seller without Seller's consent.

                  SECTION 4.11.     INSURANCE, BONDS AND COLLATERAL.

                  (a) Prior to the Closing, Buyer shall use its reasonable best efforts to take such actions as may be necessary or appropriate so that all surety bonds, letters of credit, and cash collateral issued in respect of the Company or the LLC listed on Schedule 4.11 (collectively, the "SELLER'S BONDS") are released and replaced immediately after the Closing and Buyer shall take such actions as are necessary to replace and release all the Seller's Bonds not later than 30 days after the Closing Date by comparable surety bonds, letters of credit and cash collateral provided by Buyer or an Affiliate of Buyer (the "BUYER'S BONDS"). Seller shall use its commercially reasonable efforts to maintain the Bonds until they are released and replaced by Buyer. Buyer shall indemnify, defend and hold harmless Seller and its Affiliates for any and all Losses (in each case without deduction or set off) incurred on account of the Seller's Bonds on or after the Closing Date insofar as such Losses relate to events occurring after Closing.

                  (b) Seller agrees to pursue recovery under the applicable excess-liability insurance policies relating to claims made in connection with the explosion that is the subject of the Legal Proceeding described in Item III of Schedule 2.15 (KCP&L v. Bibb and Associates, et al.). Seller shall pay Buyer an amount equal to the amount of any recovery for monetary damages with respect to the claims for which Seller receives reimbursement from its excess liability carriers less any unreimbursed amounts incurred by Seller or its Affiliates in pursuing its recovery.

                  SECTION 4.12.     INFORMATION TECHNOLOGY.

                  (a) The parties shall each designate representatives to a migration team ("IT MIGRATION TEAM") that shall be responsible for identifying the specific software and hardware, and agreements for the maintenance, support or service thereof, necessary for Buyer to continue operations of Company and the LLC in the manner in which they operate as of the Closing Date, including any software listed on Schedule 2.12 ("IT ASSETS"). The IT Migration Team shall also be responsible for developing a detailed plan to include cost estimates and timetables for: conversion and loading of existing Company and LLC data, integration of the IT Assets into Buyer's or its Affiliate's information technology systems and transfer or replacement of IT Asset licenses and maintenance agreements not currently held in Company's or the LLC's name and any post-closing transitional services required by Buyer, the Company or the LLC ("IT MIGRATION PLAN"). The Migration Team shall complete the preparation of the IT Migration Plan no later than 45 days after execution of this Agreement. The IT Migration Team then promptly shall begin the pre-Closing implementation of the IT Migration Plan in order for the parties to be in a position to complete the post-Closing transfer, conversion and loading of the Company and LLC data from Seller to Buyer or Buyer's designated Affiliates, all in accordance with the IT Migration Plan. The time for completion and execution of the IT Migration Plan shall be referred to as the "IT MIGRATION PERIOD." The respective rights, benefits and obligations of the parties, their Affiliates and the Company and the LLC addressed in the IT Migration Plan, including the provision of various services and products by Seller and its Affiliates to Buyer, the Company and the LLC for the respective post-Closing transition period specified for such services or products in the IT Migration Plan, will be set forth in an agreement to be substantially in the form of the Transition Services Agreement attached as
Exhibit 4.12 to be executed and delivered by Seller, Parent and Buyer prior to Closing (the "TRANSITION SERVICES AGREEMENT").

                  (b) On or before the expiration of the IT Migration Period and in accordance with the IT Migration Plan, Seller shall, and shall cause its Affiliates to either: (i) assign to Buyer, Company or the LLC all of their respective right, title and interest in the IT Assets, including license and contract rights, and secure any consents necessary for such assignment; (ii) with respect to license and software rights that, in accordance with the IT Migration Plan, are to be retained by Seller and its Affiliates during the IT Migration Period, secure any consents necessary for the use by the Seller and its Affiliates of the IT Assets on behalf of the Company or Buyer during the IT Migration Period; or (iii) obtain for the Buyer or its designated Affiliate, on commercially reasonable terms and at Buyer's expense, comparable replacements for any IT Assets not assigned pursuant to (i) above. Fees for license transfers or comparable replacements shall be borne by Buyer. Costs related to Seller's employees and contractors involved in the preparation and implementation of the IT Migration Plan shall be borne by Seller, and costs related to Buyer's employees and contractors involved in the preparation and implementation of the IT Migration Plan shall be borne by Buyer.

                  SECTION 4.13.     SOFTWARE LICENSE.

                  Effective upon the Closing Date, Seller, for itself and on behalf of its Affiliates, hereby grants to Company, the LLC, Buyer and its Affiliates, a nonexclusive royalty-free, perpetual license, without right to sublicense, to use, copy, modify, enhance, and upgrade, solely for their internal business purposes and not as a service bureau, all computer software owned by the Seller and/or its Affiliates which is used in connection with the business of Company as conducted as of the Closing Date ("LICENSED SOFTWARE"). Any copies of the Licensed Software and any documentation related thereto must contain all copyright and other intellectual property rights notices included thereon. Except as may be expressly provided in the Transition Services Agreement, the Company, the LLC and Buyer shall not be entitled to receive and Seller and its Affiliates shall have no obligation to provide any modifications, enhancements, or upgrades made to the Licenses Software developed subsequent to the Closing Date. Ownership of all intellectual property rights in the Licensed Software remains with Seller and its Affiliates. Buyer agrees, and agrees to cause its Affiliates, not to take any action inconsistent with Seller's and its Affiliates rights in the Licensed Software. All rights not expressly granted herein to Company, the LLC and Buyer are retained by Seller and its Affiliates. Except as otherwise expressly provided in this section, the Licensed Software and any related documentation are provided on an "AS IS" basis. Seller and its Affiliates hereby expressly disclaim any implied warranty of merchantability or fitness for a particular purpose. Seller and its Affiliates do not warrant that the Licensed Software or documentation are error-free or that Company's, the LLC's or Buyer's use thereof will be uninterrupted. Seller and Buyer acknowledge that Buyer and its Affiliates have the right to transfer to a third party any rights in the foregoing upon the sale or transfer of all or substantially all of the assets of Buyer or any of its Affiliates. All rights not expressly granted to Buyer and its Affiliates are retained by Seller and its Affiliates.

                  SECTION 4.14.     NON-SOFTWARE COPYRIGHT LICENSE.

                  Effective upon the Closing Date, Seller, for itself and on behalf of its Affiliates, hereby grants to Company, the LLC, Buyer and its Affiliates, a nonexclusive royalty-free, perpetual license, without right to sublicense, to use, copy, modify, enhance, and upgrade, solely for their internal business purposes and not as a service bureau, all manuals, user guides, standards and operation procedures and similar documents owned by Seller and/or its Affiliates and used by Company or the LLC. All copies of the foregoing must reproduce and include all copyright and other intellectual property rights notices provided by Seller. Seller and Buyer acknowledge that Buyer and its Affiliates have the right to transfer to a third party any rights in the foregoing upon the sale or transfer of all or substantially all of the assets of Buyer or any of its Affiliates. All rights not expressly granted to Buyer and its Affiliates are retained by Seller and its Affiliates.

                  SECTION 4.15.     TRANSITIONAL TRADEMARK LICENSE.

                  Effective upon the Closing Date, Seller and Seller's affiliates, hereby grant to Company, LLC and Buyer a nonexclusive, nontransferable, royalty-free license, without right to sublicense, to use, solely in Company's and LLC's businesses as they are presently conducted, any and all trademarks, service marks, and trade names owned by the Sellers and Seller's affiliates solely to the extent appearing on existing inventory, advertising materials and property of the Company or the LLC (such as signage, vehicles, and equipment) (collectively "SELLER'S MARKS") for a period of six (6) months from the Closing Date ("LICENSE PERIOD"). The Buyer, Company and LLC may use such existing inventory, advertising materials and property during the License Period, but shall not create new inventory, advertising materials or property using Seller's Marks. Buyer, Company and LLC shall promptly replace or remove Seller's Marks on inventory, advertising materials and Property, provided that all such use shall cease no later than the end of the License Period. The nature and quality of all uses of Seller's Marks by Buyer, Company and LLC shall conform to Seller's existing quality standards. Immediately upon expiration of the License Period, the Buyer, Company and LLC shall cease all further use of Seller's Marks and shall adopt new trademarks, service marks, and trade names which are not confusingly similar to Seller's Marks. All rights not expressly granted in this section with respect to Seller's Marks are hereby reserved. In the event Buyer, Company or LLC breaches the provisions of this section, Seller may immediately terminate the License Period upon fifteen (15) days written notice.

                  SECTION 4.16.     AUDIT OR REVIEW OF FINANCIAL STATEMENTS.

                  Seller will cooperate with Ernst & Young, LLP, the independent auditors chosen by Buyer and its Affiliates, in connection with their audit of any annual financial statements of the Company and the LLC that Buyer or any of its Affiliates requires to comply with Regulations S-X and S-K, and their review of any interim quarterly financial statements of the Company and the LLC that Buyer or any of its Affiliates requires to comply with the reporting requirements of the Securities and Exchange Commission (the "SEC") set forth in Regulations S-K and S-X, but in no event shall Seller be required pursuant to this Section 4.16 to cooperate with respect to more than three (3) years of such annual financial statements of the Company and the LLC. Seller's cooperation will include (i) such access to Seller's employees who were responsible for preparing the financial statements and to workpapers and other supporting documents used in the preparation of the financial statements as may be required by such auditors to perform an audit in accordance with generally accepted auditing standards, (ii) delivery of one or more customary representation letters from Seller to such auditors that are requested by Buyer or any of its Affiliates to allow such auditors to complete an audit (or review of any interim quarterly financials), and to issue an opinion that in such Buyer Affiliate's experience is acceptable to the SEC with respect to an audit or review of those financial statements required pursuant to Section 4.16, (iii) cooperation with Buyer and its Affiliates to obtain any necessary consents from Ernst & Young, LLP to the use of the financial statements in any filings Buyer or any of its Affiliates is required to make pursuant to the Securities Act of 1933, as amended ("SECURITIES ACT") or the Securities and Exchange Act of 1934 and to cooperate in seeking to obtain any related comfort letters from Ernst & Young, LLP; Buyer will reimburse Seller for any reasonable overhead costs with respect to the preparation of the financial statements. Buyer or its appropriate Affiliate will be responsible for any fees due to Ernst & Young LLP for preparing the financial statements.

                  SECTION 4.17.     TERMINATION OF CERTAIN RELATED PARTY
CONTRACTS.

                  Effective as of the Closing Date, except as otherwise provided in Schedule 4.17, Seller shall have terminated, or caused the Company, the LLC and Seller's other Affiliates to terminate, all contracts, commitments and agreements (including employment relationships and leases of Real Property) between Seller or any of its Affiliates (other than the Company and the LLC), on the one hand, and the Company or the LLC, on the other hand. Seller shall be solely liable for any contractual or other claims, express or implied, arising out of the termination, cancellation and elimination of any of the foregoing.

                  SECTION 4.18.     OWENSBORO EMPLOYMENT BASE

                  Buyer agrees that until the first anniversary of the Closing Date, Buyer will maintain, or will cause the Company to maintain an employment base in the Company's present Owensboro, KY, headquarters, of not less than ninety percent (90%) of the Transferred Employees then employed in Owensboro, KY.

                  SECTION 4.19.     MINIMUM STOCKHOLDER'S EQUITY

                  During the period commencing upon the termination of Buyer's Guaranty and ending on the third anniversary of the Closing, Buyer shall maintain a stockholder's equity of not less than $ 175 million, calculated in accordance with RAP.

                                   ARTICLE V
                       CONDITIONS TO OBLIGATIONS OF BUYER

                  The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Buyer in its sole discretion:

                  SECTION 5.1.      RECEIPT OF DOCUMENTS.

                  Seller shall have delivered, or be standing ready to deliver, to Buyer:

                  (a) a duly executed Stock Transfer and a duly executed Bill of Sale dated the Closing Date;

                  (b) any documents Buyer may reasonably require relating to the existence of Seller, the Company, the LLC and the authority of Seller, the Company and the LLC and their respective members or shareholders for this Agreement and the Transaction Documents, all in form and substance reasonably satisfactory to Buyer;

                  (c) the books of account, minute books, stock ledgers and Organizational Documents of the Company and the LLC and the employee records (or copies thereof) relating to the Transferred Employees;

                  (d) a properly executed statement, dated as of the Closing Date, in form and substance reasonably acceptable to Buyer conforming to the requirements of Treasury Regulation Section 1.1445-2(b)(2), and any other certificate or similar documents reasonably requested by Buyer that may be required by any relevant Tax authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price; and

                  (e) if requested by Buyer, duly executed letters of resignation from any or all of the officers, directors and managers of the Company and the LLC, in a form reasonably acceptable to Buyer.

                  SECTION 5.2.      REPRESENTATIONS AND WARRANTIES OF SELLER.

                  All representations and warranties made by Seller in this Agreement shall be true and correct (i) as of the date hereof and (ii) on and as of the Closing Date as if again made by Seller on and as of such date, except for such breaches as would not individually or in the aggregate have a Material Adverse Effect, and Buyer shall have received a certificate dated the Closing Date and signed by a senior executive officer of Seller to that effect.

                  SECTION 5.3.      PERFORMANCE OF SELLER'S OBLIGATIONS.

                  Seller shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date except for such non-performance as would not have a Material Adverse Effect, and Buyer shall have received a certificate dated the Closing Date and signed by a senior executive officer of Seller to that effect.

                  SECTION 5.4.      CONSENTS AND APPROVALS.

                  The consents, waivers, authorizations and approvals set forth on Schedule 2.6 shall have been duly obtained and shall be in full force and effect on the Closing Date. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                  SECTION 5.5.      NO VIOLATION OF ORDERS.

                  No preliminary or permanent injunction or other order issued by any Governmental Authority, which declares this Agreement or any of the Transaction Documents invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby or thereby shall be in effect; and no action or proceeding before any Governmental Authority shall have been instituted by a Governmental Authority or other person or threatened by any Government Authority which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents or which challenges the validity or enforceability of this Agreement or any of the Transaction Documents.

                  SECTION 5.6. TRANSITION SERVICES AGREEMENT; LITIGATION COOPERATION AGREEMENT.

                  The parties shall have executed and delivered prior to Closing a Transition Services Agreement (which shall provide that it shall last for six months, except for services relating to billing, the electronic bulletin board and use of the main frame computer which may last for up to one year from Closing), and a Litigation Cooperation Agreement with respect to (A) Will Price and Stixon Petroleum v. Williams et al., Case No. 99C30, in the Twenty-sixth Judicial District, District Court, Stevens County, Kansas, Civil Department (a/k/a Quinique), and any action containing the same or substantially similar allegations arising out of or related to the actions of the Company prior to the Closing Date; and (B) In Re: Natural Gas Royalties Qui Tam Litigation, MDL Docket No. 1293, United States District Court, District of Wyoming (consolidated matter that includes United States of America ex rel. Jack J. Grynberg v. Williams Natural Gas Company, et al. Civil Action No. 97-D-1428, United States District Court, District of Colorado), and any action containing the same or substantially similar allegations arising out of or related to the actions of the Company prior to the Closing Date, each in form and substance reasonably acceptable to Buyer and Seller and providing only for reasonable cooperation of Seller in the defense of any such actions.

                  SECTION 5.7.      INTENTIONALLY OMITTED.

                  SECTION 5.8.      OPINION OF COUNSEL TO SELLER.

                  Buyer shall have received a favorable opinion, dated as of the Closing Date, from Andrews and Kurth, L.L.P., counsel to Seller and Parent in form and substance reasonably satisfactory to Seller, including, without limitations, with respect to the enforceability of the Guaranty

                  SECTION 5.9.      FAIRNESS OPINION.

                  Seller shall have received, and delivered to Buyer a true and complete copy of, the opinion of J.P. Morgan Securities Inc. to the effect that, as of the Closing Date, the Purchase Price, as adjusted, is fair, from a financial point of view, to Seller.

                                   ARTICLE VI
                       CONDITIONS TO OBLIGATIONS OF SELLER

                  The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by Seller in their sole discretion:

                  SECTION 6.1.      REPRESENTATIONS AND WARRANTIES OF BUYER.

                  All representations and warranties made by Buyer in this Agreement shall be true and correct on and as of the Closing Date as if again made by Buyer on and as of such date, except for such breaches as would not have a material adverse effect on Buyer's ability to perform its obligations under this Agreement, and Seller shall have received a certificate dated the Closing Date and signed by a senior executive officer of Buyer to that effect.

                  SECTION 6.2.      PERFORMANCE OF BUYER'S OBLIGATIONS.

                  Buyer shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date except for such non-performance as would not have a material adverse effect on Buyer's ability to perform its obligations under this Agreement, and Seller shall have received a certificate dated the Closing Date and signed by a senior executive officer of Buyer to that effect.

                  SECTION 6.3.      CONSENTS AND APPROVALS.

                  All consents, waivers, authorizations and approvals set forth on Schedule 3.4 shall have been duly obtained and shall be in full force and effect on the Closing Date. All applicable waiting periods under the HSR Act shall have expired or been terminated.

                  SECTION 6.4.      NO VIOLATION OF ORDERS.

                  No preliminary or permanent injunction or other order issued by any Governmental Authority, that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any Governmental Authority, shall have been instituted by a Governmental Authority or other person or threatened by any Governmental Authority which seeks to prevent or delay the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement.

                  SECTION 6.5.      PURCHASE PRICE.

                  Buyer shall have paid and delivered to Seller, or be standing ready to pay and deliver to Seller, the Purchase Price.

                  SECTION 6.6.      OPINION OF COUNSEL OF BUYER

                  Seller shall have received a favorable opinion, dated as of the Closing Date, from counsel to Buyer and Buyer Parent in form and substance reasonably satisfactory to Seller including with limitations, with respect to the enforceability of the Guaranty.

                                  ARTICLE VII
                           TERMINATION AND ABANDONMENT

                  SECTION 7.1.      METHODS OF TERMINATION; UPSET DATE.

                  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time before the Closing:

                  (a) by the mutual written consent of Seller and Buyer;

                  (b) by Seller, if Buyer fails to comply with any of its covenants or agreements contained herein, or breaches its representations and warranties contained herein, which failure to comply or breach (other than a breach or failure of compliance with the covenant in the last sentence of
Section 4.4 (c), in which case, there is no thirty (30) day cure period ) is not cured within 30 days after receipt by Buyer from Seller of written notice specifying particularly such failure to comply or breach, and such failure to comply or breach would result in a failure to satisfy the conditions to Closing set forth in Sections 6.1 and/or 6.2;

                  (c) by Buyer, if Seller fails to comply with any of its covenants or agreements contained herein, or breaches its representations and warranties contained herein, which failure to comply or breach is not cured within 30 days after receipt by Seller from Buyer of written notice specifying particularly such failure to comply or breach, and such failure to comply or breach would result in the failure to satisfy the conditions to Closing set forth in Sections 5.2 and/or 5.3;

                  (d) by Seller or Buyer, if a Governmental Authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the parties hereto shall use their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and which order, decree, ruling or other action is not subject to appeal;

                  (e) by Seller or Buyer at any time after March 10, 2003; or

                  (f) by Seller at any time if the Closing has not occurred by the latest of (i) one business day after the HSR waiting period has expired,
(ii) satisfaction of the conditions in (a) the first sentence of Section 5.4 and
(b) Section 5.5, (iii) satisfaction by Seller of the conditions to the obligations of Buyer set forth in Article V that are to be satisfied by Seller (other than those conditions that by their nature are to be fulfilled by Seller at Closing, in which case, Seller shall be prepared to fulfill same), and (iv) the expiration of the period, if any, by which Seller delayed the Closing Date in accordance with Section 1.1(b).

                  SECTION 7.2.      PROCEDURE UPON TERMINATION.

                  In the event of termination and abandonment of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by Seller or Buyer. If this Agreement is terminated as provided herein, no party to this Agreement shall have any liability or further obligation to any other party to this Agreement except as provided in Sections 8.4, 8.6, 9.3, 9.4 and 9.11 hereof; provided, however, that no termination of this Agreement pursuant to this Article VII shall relieve any party of liability for a willful and material breach of any provision of this Agreement occurring before such termination.

                                  ARTICLE VIII
                            SURVIVAL; INDEMNIFICATION

                  SECTION 8.1.      SURVIVAL.

                  The representations and warranties of Seller contained herein or in any certificates or other documents delivered pursuant to this Agreement on the Closing and Seller's covenants in Section 4.1 hereof shall survive the Closing until 180 days following the Closing Date, provided however, that the representations and warranties set forth in Section 2.2 (Capitalization; Title),
Section 2.4 (Validity of Agreement; Authorization), and Section 2.17 (Brokers) shall survive indefinitely, the representations and warranties set forth in
Section 2.9 (Taxes) shall survive for a period equal to the applicable statute of limitations for each Tax and taxable year, the representations and warranties set forth in Section 2.18 (Employees; Employee Plans) shall survive until the first (1st) anniversary of the Closing Date, and the representations and warranties set forth in Section 2.20 (Environmental; Health and Safety Matters) shall survive until the second (2nd) anniversary of the Closing Date. The other terms of this Agreement and the agreements delivered in connection herewith shall survive the Closing.

                  SECTION 8.2.      INDEMNIFICATION COVERAGE.

                  (a) From and after the Closing, Seller shall indemnify and defend, save and hold Buyer, the Company, the LLC and their Affiliates and each of their officers, directors, employees and agents (collectively, the "BUYER INDEMNIFIED PARTIES") harmless if any such Buyer Indemnified Party shall suffer any damage, judgment, fine, penalty, demand, settlement, liability,

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

loss, cost, Tax, expense (including reasonable attorneys', consultants' and experts' fees), claim or cause of action (each, a "LOSS") arising out of, relating to or resulting from:

                           (i)      any breach or inaccuracy in any
                  representation by Seller or the breach of any warranty by Seller contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing; and

                           (ii) any failure by Seller to perform or observe any term, provision, covenant, or agreement on the part of Seller to be performed or observed under this Agreement.

                  (b) From and after the Closing, Buyer shall indemnify and defend, save and hold Seller and its Affiliates and its and their officers, directors, employees and agents (collectively, the "SELLER INDEMNIFIED PARTIES") harmless if Seller Indemnified Parties shall suffer any Loss arising out of, relating to, or resulting from:

                           (i)      any breach or inaccuracy in any
                  representation by Buyer or the breach of any warranty by Buyer contained in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing;

                           (ii) any failure by Buyer to perform or observe any term, provision, covenant, or agreement on the part of Buyer to be performed or observed under this Agreement; and

                           (iii) any Losses arising with respect to the Company or the LLC whether occurring before or after Closing to the extent such Losses (x) cannot be properly asserted against Seller under Section 8.2(a) or otherwise by Buyer, except to the extent such Losses cannot be properly asserted against Seller because of limitations under Section 8.2(c), and (y) do not arise as a result of any other obligation of Seller to any Buyer Indemnified Party arising under this Agreement

                  (c) The foregoing indemnification obligations shall be subject to the following limitations:

                           (i) Seller's aggregate liability under Section 8.2(a) shall not exceed $25,000,000;

                           (ii) no indemnification for any Losses asserted against Seller under this Section 8.2 shall be required unless and until the cumulative aggregate amount of such Losses exceeds $5,000,000 (the "DEDUCTIBLE"), at which point Seller shall be obligated to indemnify the Buyer Indemnified Parties only as to the amount of such Losses in excess of the Deductible, subject to the limitation in Section 8.2(c)(i), provided however, that the Deductible shall not be applicable to breaches under Sections 1.2 and 1.3;

                           (iii) the amount of any Losses suffered by a Seller Indemnified Party or a Buyer Indemnified Party, as the case may be (such party seeking indemnification, the "INDEMNIFIED PARTY," and the other party, the "INDEMNIFYING PARTY") shall be reduced by any third-party insurance or other indemnification benefits which such party receives in respect of or as a result of such Losses. If any Losses for which indemnification is provided hereunder is subsequently reduced by any third-party insurance or other indemnification benefit or recovery, the amount of the reduction, shall be remitted to the Indemnifying Party;

                           (iv)     any calculation of Losses for purposes of
                  Article VIII hereof shall be net of any U.S. federal, state or local tax benefit to Seller Indemnified Party or Buyer Indemnified Party seeking indemnification pursuant to this
                  Article VIII hereof, as the case may be (such party seeking indemnification, the "INDEMNIFIED PARTY", and the other party, the "INDEMNIFIED PARTY");

                           (v) no claim may be asserted nor may any action be commenced against Seller for breach or inaccuracy of any representation or breach of a warranty, unless written notice of such claim or action is received by Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in
                  Section 8.1;

                           (vi) an Indemnified Party shall not be entitled under this Agreement to multiple recovery for the same Losses; and

                           (vii) the limitations on indemnification set forth in clauses (i) and (ii) of Section 8.2(c) shall not apply to any Losses arising from any inaccuracy or breach of Section 2.2, the failure by Seller or Buyer to pay any Taxes in accordance with Section 4.10 or for any amounts payable in accordance with Section 9.3 hereof.

                  SECTION 8.3.      PROCEDURES.

                  Any Indemnified Party shall notify the Indemnifying Party (with reasonable specificity) promptly after it becomes aware of facts supporting a claim or action for indemnification under this Article VIII, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify any Losses associated with such claim or action. Subject to Section 8.2(c)(iv), the failure to so notify or provide information to the Indemnifying Party shall not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party is materially prejudiced by the Indemnified Party's failure to give such notice, in which case the Indemnifying Party shall be relieved from its obligations hereunder to the extent of such material prejudice. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within ten days after receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder, to participate in and defend, contest or otherwise protect the Indemnified Party against any such claim, action, suit or proceeding with counsel of the Indemnifying Party's choice (which counsel shall be reasonably satisfactory to the

Indemnified Party) at its sole cost and expense; provided, however, that (i) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge such claim; (ii) such claim does not include a request or demand for injunctive or other equitable relief by a Governmental Authority and (iii) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that is reasonably likely to result and continues to make such assurances; and, provided, further, that the Indemnifying Party shall not make any settlement or compromise without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnified Party's choice and shall in any event shall use its reasonable best efforts to cooperate with and assist the Indemnifying Party. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding in accordance herewith, the Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnified Party shall be entitled to recover the entire cost thereof from the Indemnifying Party, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding.

                  SECTION 8.4.      WAIVER OF CONSEQUENTIAL, ETC. DAMAGES.

                  Notwithstanding anything to the contrary in this Agreement, Buyer shall not be liable to any of the Seller Indemnified Parties, nor shall Seller be liable to any of the Buyer Indemnified Parties, for any exemplary, punitive, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE, or speculative damages (including, without limitation, any damages on account of lost profits or OPPORTUNITIES) or resulting from or arising out of this Agreement or the transactions contemplated hereby.

                  SECTION 8.5.      COMPLIANCE WITH EXPRESS NEGLIGENCE RULE.

                  All releases, disclaimers, limitations on liability, and indemnities in this Agreement, including those in this Article VIII, shall apply even in the event of the sole, joint, and/or concurrent negligence, strict liability, or other fault of the party whose liability is released, disclaimed, limited, or indemnified.

                  SECTION 8.6.      LIQUIDATED DAMAGES.

                  If Seller terminates this Agreement as provided in Section 7.1
(b) or 7.1(f), then Buyer shall pay to Seller a sum equal to Fifty-Five Million Five Hundred Thousand Dollars ($55,500,000.00) by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by Seller not later than three days following receipt of such designation. BUYER HEREBY ACKNOWLEDGES THAT (1) THE EXTENT OF DAMAGES TO SELLER CAUSED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN (2) THE AMOUNT OF THE LIQUIDATED DAMAGES PROVIDED FOR IN

THIS SECTION 8.6 IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND (III) RECEIPT OF SUCH AMOUNT BY SELLER DOES NOT CONSTITUTE A PENALTY AND WILL BE SELLER'S SOLE AND EXCLUSIVE REMEDY FOR ANY SUCH TERMINATION OF THIS AGREEMENT.

                  SECTION 8.7.      REMEDY.

                  Except for seeking equitable relief, from and after the Closing the sole remedy of a party in connection with (i) a breach or inaccuracy of the representations, or breach of warranties, in this Agreement or any certificates or other documents delivered pursuant to this Agreement on Closing, or (ii) any failure by a party to perform or observe any term, provision, covenant, or agreement on the part of such party to be performed or observed under this Agreement, shall, in each case, be as set forth in this Article VIII.

                  SECTION 8.8.      TAX TREATMENT OF INDEMNITY PAYMENTS.

                  Each party, to the extent permitted by applicable law, agrees to treat any payments made pursuant to this Article VIII as adjustments to the Purchase Price for all federal and state income and franchise Tax purposes.

                                   ARTICLE IX
                            MISCELLANEOUS PROVISIONS

                  SECTION 9.1.      PUBLICITY.

                  Concurrently with the execution of this Agreement, each party shall have the right to issue a press release to announce this transaction. Thereafter, on or prior to the Closing Date, neither party shall, nor shall it permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without the consent of the other party hereto. Notwithstanding the foregoing, in the event any such press release or announcement is required by law or stock exchange rule to be made by the party proposing to issue the same, such party shall use its reasonable best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.

                  SECTION 9.2. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

                  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns. Neither party shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other party; provided that, without the consent of Seller, Buyer may assign all of its rights and obligations under this Agreement to any of its Affiliates; and provided further, that, without the consent of Seller, Buyer may collaterally assign its rights and benefits under this Agreement to any lenders providing financing to Buyer or any of its Affiliates in connection with this Agreement to secure loans to be made by such lenders to Buyer or any of its Affiliates. Except as contemplated by Article VIII, nothing in this Agreement shall confer upon any Person not a party (or an Affiliate of a party) to this Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

                  SECTION 9.3. INVESTMENT BANKERS, FINANCIAL ADVISORS, BROKERS AND FINDERS.

                  (a) Seller shall indemnify and agrees to defend and hold the Buyer Indemnified Parties harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against any Buyer Indemnified Party by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of Seller, any Affiliate of Seller, the LLC or the Company.

                  (b) Buyer shall indemnify and agrees to save and hold the Seller Indemnified Parties harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against any Seller Indemnified Party (or any Affiliate of Seller) by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of Buyer.

                  SECTION 9.4.      FEES AND EXPENSES.

                  Except as otherwise expressly provided in this Agreement, all legal, accounting and other fees, costs and expenses of a party hereto incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs or expenses; provided, however that Seller shall be solely responsible for all legal, accounting and other fees, costs and expenses incurred by Seller, the Company and the LLC. Buyer shall bear the costs of HSR Act filing fees.

                  SECTION 9.5.      NOTICES.

                  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by overnight courier or sent by facsimile (with evidence of confirmation of receipt) to the parties at the following addresses:

                  (a) If to Buyer, to:

                           Southern Star Central Corp.
                           c/o AIG Highstar Capital, L.P.
                           175 Water Street, 26th Floor
                           New York, New York 10038
                           Attn: Christopher Lee
                           Facsimile: with a copy (which shall not constitute notice) to:

                           Bingham McCutchen LLP
                           399 Park Avenue
                           New York, New York 10022

                           Attention: Craigh Leonard, Esq.
                           Facsimile: (212) 752-5378

                  (b) If to Seller, to:

                           Williams Gas Pipeline Company, LLC
                           One Williams Center
                           Tulsa, Oklahoma 74172
                           Attention: Mark D. Wilson
                           Facsimile: (918) 573-5540

                           with a copy (which shall not constitute notice) to:

                           The Williams Companies, Inc.
                           One Williams Center, Suite 4100
                           Tulsa, Oklahoma 74172
                           Attention: James N. Cundiff
                           Facsimile: (918) 573-8051

or to such other Persons or at such other addresses as shall be furnished by either party by like notice to the other, and such notice or communication shall be deemed to have been given or made as of the date so delivered. No change in any of such addresses shall be effective insofar as notices under this Section
9.5 are concerned unless such changed address is located in the United States of America and notice of such change shall have been given to such other party hereto as provided in this Section 9.5.

                  SECTION 9.6.      ENTIRE AGREEMENT.

                  This Agreement, together with the Transaction Documents and the exhibits and schedules hereto and thereto, and the Confidentiality Agreement represent the entire agreement and understanding of the parties with respect to the transactions contemplated herein and therein and no representations or warranties have been made in connection with the transactions contemplated hereby or thereby other than those expressly set forth herein or therein. This Agreement, together with the Transaction Documents and the exhibits and schedules hereto and thereto, and the Confidentiality Agreement supersede all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, the Transaction Documents and the Confidentiality Agreement and all prior drafts of this Agreement, the Transaction Documents and the Confidentiality Agreement, all of which are merged into this Agreement, the Transaction Documents and the Confidentiality Agreement, respectively. No prior drafts of this Agreement, the Transaction Documents or the Confidentiality Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement, the Transaction Documents or the Confidentiality Agreement.

                  SECTION 9.7.      WAIVERS AND AMENDMENTS.

                  Seller or Buyer may, by written notice to the other: (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement by the other party; (c) waive compliance with any of the covenants of the other contained in this Agreement; (d) waive performance of any of the obligations of the other created under this Agreement; or (e) waive fulfillment of any of the conditions to its own obligations under this Agreement or in any documents delivered pursuant to this Agreement by the other party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar, unless such waiver specifically states that it is to be construed as a continuing waiver. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

                  SECTION 9.8.      SEVERABILITY.

                  This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

                  SECTION 9.9.      TITLES AND HEADINGS.

                  The Article and Section headings and any table of contents contained in this Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Agreement or of any term or provision hereof.

                  SECTION 9.10.     SIGNATURES AND COUNTERPARTS.

                  Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission shall be the same as delivery of an original. At the request of Buyer or Seller, the parties will confirm facsimile transmission by signing a duplicate original document. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                  SECTION 9.11.     ENFORCEMENT OF THE AGREEMENT.

                  The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, this being in addition to any other remedy to which they are entitled at law or in equity.

                  SECTION 9.12.     GOVERNING LAW.

                  This Agreement shall be governed by and construed in accordance with the internal and substantive laws of New York and without regard to any conflicts of laws concepts which would apply the substantive law of some other jurisdiction.

                  SECTION 9.13.     DISCLOSURE.

                  Certain information set forth in the Disclosure Schedules is included solely for informational purposes, is not an admission of liability with respect to the matters covered by the information, and may not be required to be disclosed pursuant to this Agreement. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedules is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedules in any dispute or controversy between the parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

                  SECTION 9.14.     DISCLAIMER OF WARRANTIES

                  (a) INFORMATION. EXCEPT AS PROVIDED IN ARTICLE II, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF THE INFORMATION, RECORDS, AND DATA NOW, HERETOFORE, OR HEREAFTER MADE AVAILABLE TO BUYER IN CONNECTION WITH THIS AGREEMENT (INCLUDING ANY DESCRIPTION OF THE COMPANY, THE LLC OR THEIR RESPECTIVE FACILITIES OR EQUIPMENT, REVENUE, PRICE AND EXPENSE ASSUMPTIONS, FORECASTS, OR ENVIRONMENTAL INFORMATION, OR ANY OTHER INFORMATION FURNISHED TO BUYER BY SELLER OR ANY AFFILIATE OR SELLER OR ANY DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, AGENT, OR ADVISOR THEREOF).

                  (b) FACILITIES. NOTWITHSTANDING ANYTHING CONTAINED TO THE CONTRARY IN ANY OTHER PROVISION OF THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF EACH PARTY TO THIS AGREEMENT THAT SELLER IS NOT MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS, IMPLIED, AT COMMON LAW, STATUTORY OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS OR WARRANTIES GIVEN IN THIS AGREEMENT, AND BUYER ACKNOWLEDGES AND AGREES THAT THE FACILITIES, EQUIPMENT AND OTHER ASSETS OF THE COMPANY AND THE LLC ARE BEING TAKEN BY BUYER, SUBJECT TO ALL FAULTS, "AS IS" AND "WHERE IS." WITHOUT LIMITING THE GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, EXCEPT AS PROVIDED IN HIS AGREEMENT, SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, STATUTORY, OR OTHERWISE, RELATING TO (I) THE CONDITION OF THE FACILITIES, EQUIPMENT AND OTHER ASSETS OF THE COMPANY OR THE

LLC (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR THE PRESENCE OR ABSENCE OF ANY HAZARDOUS MATERIALS IN OR ON, OR DISPOSED OR DISCHARGED FROM, SUCH FACILITIES, EQUIPMENT AND OTHER ASSETS) OR (II) ANY INFRINGEMENT BY SELLER, THE COMPANY, THE LLC, OR ANY OF THEIR AFFILIATES OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY. BUYER HAS AGREED NOT TO RELY ON ANY REPRESENTATION MADE BY SELLER WITH RESPECT TO THE CONDITION, QUALITY, OR STATE OF THE FACILITIES, EQUIPMENT AND OTHER ASSETS OF THE COMPANY OR THE LLC EXCEPT FOR THOSE IN THIS AGREEMENT, BUT RATHER, AS A SIGNIFICANT PORTION OF THE CONSIDERATION GIVEN TO SELLER FOR THIS PURCHASE AND SALE, HAS AGREED, EXCEPT AS PROVIDED IN THIS AGREEMENT, TO RELY SOLELY AND EXCLUSIVELY UPON ITS OWN EVALUATION OF THE COMPANY, THE LLC AND THE FACILITIES, EQUIPMENT AND OTHER ASSETS OF THE COMPANY OR THE LLC. THE PROVISIONS CONTAINED IN THIS AGREEMENT ARE THE RESULT OF EXTENSIVE NEGOTIATIONS BETWEEN BUYER AND SELLER AND NO OTHER ASSURANCES, REPRESENTATIONS OR WARRANTIES ABOUT THE QUALITY, CONDITION, OR STATE OF THE COMPANY, THE LLC AND THE FACILITIES, EQUIPMENT AND OTHER ASSETS OF THE COMPANY OR THE LLC WERE MADE BY SELLER IN THE INDUCEMENT THEREOF, EXCEPT AS PROVIDED HEREIN.

                  SECTION 9.15.     CONSENT TO JURISDICTION.

                  The parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan and the federal courts of the United States of America located in the Southern District of the State of New York over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in any such court or any defense of inconvenient forum for the maintenance of such dispute. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

                  SECTION 9.16.     BULK SALES OR TRANSFER LAWS.

                  The Buyer hereby waives compliance by the Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions.

                  SECTION 9.17.     CERTAIN DEFINITIONS.

                  For purposes of this Agreement, the term:

                  (a) "AFFILIATE" or "AFFILIATE" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person. For purposes of this Agreement, AIG Highstar Capital, L.P. shall be deemed to be an Affiliate of Buyer.

                  (b) "CONFIDENTIALITY AGREEMENT" shall mean collectively the Confidentiality Agreement dated as of July 19, 2002, between Buyer and J.P. Morgan Securities Inc., as agent for the Parent.

                  (c) "KNOWLEDGE" shall mean the actual knowledge of those Persons serving as CEO, CFO, Chief Accounting Officer, Chief Environmental Officer or Secretary of Seller, Company or the LLC.

                  (d) "MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on (x) the assets, properties, business, results of operations or financial condition of the Company and the LLC, taken as a whole, it being understood that none of the following shall be deemed to constitute a Material Adverse Effect: (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement, (ii) any effect resulting from changes in general economic conditions in the industry in which the Company or the LLC operates, except for such effects which disproportionately impact the Company and the LLC, and (iii) any effect resulting from changes in the United States or global economy as a whole, except for such effects which disproportionately impact the Company and the LLC; or (y) the ability of Seller or Parent to perform in all material respects its obligations under this Agreement and the Transaction Documents.

                  (e) "PERSON" or "PERSON" means an individual, corporation, association, trust, limited liability company, limited partnership, limited liability partnership, partnership, incorporated organization, other entity or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

                  (f) "TRANSACTION DOCUMENTS" shall mean the agreements, contracts, documents, instruments and certificates provided for in this Agreement to be entered into by one or more of the parties hereto or any of their Affiliates in connection with the transactions contemplated by this Agreement, including without limitation the Parent's Guaranty Agreement.

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

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:                       WILLIAMS GAS PIPELINE COMPANY, LLC

                              By:  /s/ J. Douglas Whisenant
                                   -------------------------
                                   Name: J. Douglas Whisenant
                                   Title President and Chief Executive Officer

BUYER:                        SOUTHERN STAR CENTRAL CORP.

                              By:  /s/ Christopher Lee
                                   ----------------------
                                   Name: Christopher Lee
                                   Title: President

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